                                                                     EXHIBIT 4.7



================================================================================



                              AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT


                                  dated as of

                                  July 2, 1998


                                 by and between


                          GCT PACIFIC HOLDINGS, LTD.,


                              SCS (BERMUDA) LTD.,


                         MARUBENI PACIFIC CABLE LIMITED


                                      and


                             PACIFIC CROSSING LTD.



              Pacific Crossing Fiber-Optic Submarine Cable System



================================================================================

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----



                      ARTICLE I - DEFINITIONS.........................   1

Section 1.1   Definitions.............................................   1
Section 1.2   Other Definitional Provisions...........................   9

           ARTICLE II - ORGANIZATION AND CAPITALIZATION...............  10


Section 2.1   Formation of the Company................................  10
Section 2.2   Name....................................................  10
Section 2.3   Purpose.................................................  10
Section 2.4   Principal Place of Business; Registered Office..........  10
Section 2.5   Share Capital...........................................  10
Section 2.6   Share Register..........................................  10
Section 2.7   Budgeted Capital Contributions..........................  11
Section 2.8   New Capital.............................................  11
Section 2.9   Use of Capital..........................................  13
Section 2.10  Distribution Policy.....................................  13

            ARTICLE III - MANAGEMENT AND ADMINISTRATION...............  13

Section 3.1   Board of Directors of the Company.......................  13
Section 3.2   Requirements for Board Action...........................  15
Section 3.3   Officers................................................  17
Section 3.4   Shareholders' Meetings..................................  18
Section 3.5   Accounting, Record Keeping and Reporting................  20
Section 3.6   Business Plans..........................................  21
Section 3.7   Budgets.................................................  21
Section 3.8   Deposits and Withdrawals of Funds.......................  22

            ARTICLE IV - CERTAIN BUSINESS ARRANGEMENTS................  22

Section 4.1   Contracts for Services with Affiliates..................  22


                      ARTICLE V - TAX MATTERS.........................  22


Section 5.1   Tax Matters.............................................  22
Section 5.2   Partnership Election....................................  23
Section 5.3   Capital Accounts; Book Allocations......................  23
Section 5.4   Tax Allocations.........................................  23
Section 5.5   Income Tax Information..................................  24

                                                                        Page
                                                                        ----
                                 ARTICLE VI -


                          [Intentionally omitted.]......................  24

                    ARTICLE VII - TRANSFER AND ASSIGNMENT...............  24

Section 7.1   Transfer of Securities....................................  24
Section 7.2   Right of First Refusal....................................  25
Section 7.3   Tag-Along Rights..........................................  27
Section 7.4   Drag-Along Rights.........................................  28
Section 7.5   Involuntary Transfers.....................................  30
Section 7.6   Liability of Transferor...................................  30
Section 7.7   Prohibited Transfers......................................  30
Section 7.8   Expenses in Connection With Transfers.....................  31
Section 7.9   Exit Rights of SCS........................................  31


           ARTICLE VIII - REPRESENTATIONS, WARRANTIES AND COVENANTS.....  31

Section 8.1  Representations and Warranties.............................  31
Section 8.2  Covenants..................................................  32

                         ARTICLE IX - IPG...............................  33


Section 9.1    Constitution.............................................  33
Section 9.2    Function.................................................  33
Section 9.3    Counsel..................................................  33

                         ARTICLE X - CONFIDENTIALITY....................  33

     Section 10.1  Confidentiality......................................  33

                     ARTICLE XI - DEFAULTS AND REMEDIES.................  34


Section 11.1  Defaults..................................................  34
Section 11.2  Actions Upon Default......................................  35
Section 11.3  Option of Non-Defaulting Shareholders to Purchase Shares..  36
Section 11.4  Other Remedies............................................  37

                           ARTICLE XII - DEADLOCK.......................  37


Section 12.1  Deadlock..................................................  37

                                                                         Page
                                                                         ----

ARTICLE XIII - TERMINATION AND DISSOLUTION..............................  37

Section 13.1  Termination...............................................  37
Section 13.2  Winding-up................................................  37


                         ARTICLE XIV - MISCELLANEOUS....................  38


Section 14.1   After-Acquired Shares....................................  38
Section 14.2   Rights of Transferees; Requirement to Become a Party.....  38
Section 14.3   Owner of Shares..........................................  38
Section 14.4   Effect of Ceasing to Own An Interest.....................  38
Section 14.5   Conflict of Terms........................................  39
Section 14.6   Legend...................................................  39
Section 14.7   Notices..................................................  39
Section 14.8   Applicable Law; Forum Selection..........................  39
Section 14.9   Arbitration..............................................  40
Section 14.10  Amendment................................................  40
Section 14.11  Assignment...............................................  40
Section 14.12  Expenses.................................................  40
Section 14.13  Specific Enforcement.....................................  40
Section 14.14  Headings.................................................  40
Section 14.15  Entire Agreement.........................................  40
Section 14.16  Waivers..................................................  41
Section 14.17  Severability.............................................  41
Section 14.18  No Third Party Beneficiaries.............................  41
Section 14.19  Public Statements........................................  41
Section 14.20  $........................................................  41
Section 14.21  Execution in Counterparts................................  41

Schedule 1:  Subscription of Shares; Percentage Interest
Schedule 2:  Capital Commitments
Schedule 3:  Addresses for Notices

Exhibit A:   Bye-Laws and Memorandum of Association
Exhibit B:   Preliminary Construction Budget (to be agreed)
Exhibit C:   Supply Contract
Exhibit D:   Sales Agency Agreement
Exhibit E-1: O&M Agreement (Wet Plant) (to be agreed)
Exhibit E-2: O&M Agreement (Dry Plant) (to be agreed)
Exhibit F:   Customer Care and NOC Services Agreement (to be agreed)
Exhibit G:   Form of Capacity Purchase Agreement (to be agreed)
Exhibit H:   Financial Services Agreement
Exhibit I:   Form of Backhaul Purchase Agreement (to be agreed)

                              AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT


          THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of July 2, 1998 (as further amended, supplemented or otherwise modified from time to time, this "Agreement"), by and among (i) GCT PACIFIC HOLDINGS, LTD. ("GCT"), a company organized under the laws of Bermuda (ii) SCS (BERMUDA) LTD. ("SCS"), a corporation organized under the laws of Bermuda (iii) MARUBENI PACIFIC CABLE LIMITED, a company organized under the laws of Bermuda ("Marubeni") and (iv) PACIFIC CROSSING LTD., a company organized under the laws of Bermuda (the "Company") amends, restates and supersedes in its entirety that certain Shareholders Agreement, dated as of April 9, 1998, by and among the Company, GCT, SCS, Marubeni and Marubeni Corporation, a corporation organized under the laws of Japan (the "Original Shareholders Agreement").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, in connection with the establishment of the Company and the parties' desire to plan and develop together the ownership and operation of a subsea fiber optic ring cable system to be named "Pacific Crossing" or "PC-1" connecting Japan and the United States (the "System"), each of the Shareholders desires to enter into this Agreement in order to set forth certain understandings regarding the Shareholders' relationship with the Company and each other;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, which the parties hereto agree is good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                            ARTICLE I - DEFINITIONS

          Section 1.1  Definitions.  As used herein, the following terms shall
                       -----------
have the following meanings:

          "Additional Shares" shall have the meaning set forth in Section
     7.3(d).

          "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person; provided that the Company shall not be treated as an Affiliate of any wholly-owned Subsidiary of the Company. For purposes of this Agreement, the term "control" (and the derivative terms "controlling" and "controlled") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Amended and Restated Shareholders Agreement, as further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Alternative Offer" shall have the meaning set forth in Section
13.2(b).

          "Auction Bank" shall have the meaning set forth in Section 13.2(b).

          "Backhaul Purchase Agreement" shall mean each Backhaul Purchase Agreement, substantially in the form of Exhibit I (or such other form as may be agreed by a Principal Executive Officer of the Company and, if such form exceeds the discretion given to such Principal Executive Officer by the Board of Directors, the Board of Directors), providing for the acquisition by the Company of backhaul or other terrestrial capacity to be connected to the System.

          "Board of Directors" shall have the meaning set forth in Section 3.1.

          "Budgeted Capital Contribution" shall mean, with respect to any Shareholder, any contribution by such Shareholder to the Company in accordance with the terms of Section 2.7.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Bermuda or the State of New York are authorized or obligated by law or executive order to close.

          "Business Plan" shall mean, initially, the business plan for the Company during the Construction Period to be developed by its Chief Executive Officer after the closing of the Construction Financing and, thereafter, each subsequent business plan to be developed on an annual basis during the Operating Period, in each case as adopted pursuant to the procedures described in Section 3.6.

          "Capacity" shall mean telecommunications capacity on the System.

          "Capacity Purchase Agreement" shall mean each Capacity Purchase Agreement, substantially in the form of Exhibit G (or such other form as may be agreed by a Principal Executive Officer of the Company and, if such form exceeds the discretion given to such Principal Executive Officer by the Board of Directors, the Board of Directors), providing for the sale, lease or other disposition of Capacity, as each may be amended, supplemented or otherwise modified from time to time.

          "Capital Call" shall mean any request by the Company that the Shareholders make a Budgeted Capital Contribution to the Company pursuant to Section 2.7.

          "Capital Call Date" shall mean each Business Day on which the Shareholders are requested by the Company to make a Budgeted Capital Contribution to the Company, which Business Day (a) shall be specified by the Company in a Capital Call Notice delivered by the Company to each of the Shareholders and (b) shall be no less than 15 days from the date of delivery of such Capital Call Notice by the Company.

     "Capital Call Notice" shall mean a written notice requesting that Capital Contributions be made by the Shareholders to the Company, which notice shall (a) be delivered by the Company to each Shareholder, (b) call for contributions to the Company by the Shareholders of all or a portion of their Budgeted Capital Contributions, (c) specify the Capital Call Date on which such Capital Contributions are to be made and (d) specify the account of the Company to which the Capital Contributions should be made available, all in accordance with Section 2.7.

          "Capital Commitment" shall have the meaning set forth in Section 2.7.

          "Capital Contribution" shall mean, with respect to any Shareholder, any contribution by such Shareholder to the Company in accordance with the terms of Section 2.7 or Section 2.8.

          "Capital Expenditure" shall mean for any period, with respect to the Company, any expenditure (other than any expenditure made pursuant to the Supply Contract) by the Company or any subsidiary thereof for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under US GAAP on a consolidated balance sheet of the Company and any subsidiaries thereof.

          "Carrier" shall mean any telecommunications common carrier or any Affiliate thereof.

          "Chairman of the Board" shall have the meaning set forth in Section
     3.1.

          "Chief Executive Officer" shall mean the officer appointed by the Board of Directors holding such title, or if no officer holds such title, the President of the Company.

          "Common Shares" means common shares of the Company.

          "Company Election Notice" shall have the meaning set forth in Section 7.2(a).

          "Company Sale" shall have the meaning set forth in Section 13.2(a).

          "Construction Budget" shall mean the construction budget setting forth all costs related to the design, development, engineering, financing, acquisition, landing, completion, construction, installation and start-up of the System and adopted pursuant to the procedures described in Section 3.7.

          "Construction Completion Date" shall mean the date on which the construction of the System has been completed in accordance with the terms of the Supply Contract and the System has become operational and ready for commercial service.

          "Construction Costs" shall mean all costs related to the design, development, engineering, financing, acquisition, installation, construction, landing, completion, testing and start-up of the System set forth in the Construction Budget.

          "Construction Financing" shall mean all third party financing incurred by the Company or any of its subsidiaries to pay Construction Costs, including all commercial bank financing, vendor financing and issuances of debt and equity securities by the Company or any subsidiary of the Company for such purpose, including any refinancing thereof, but excluding the Capital Contributions.

          "Customer Care and NOC Services Agreement" shall mean the Customer Care and NOC Services Agreement to be entered into between Global Crossing Development Holdings, Ltd. and the Company, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Construction Financing.

          "Default Notice" shall have the meaning set forth in Section 11.1.

          "Defaulting Shareholder" means, as of any date of determination, any Shareholder as to which an Event of Default shall have occurred and be continuing.

          "Director" shall mean any Person duly elected to the Board of Directors pursuant to Section 3.1.

          "Dollars" and "$" shall mean the lawful currency of the United States of America.

          "Drag-Along Notice" shall have the meaning set forth in Section
     7.4(b).

          "Drag-Along Notice Date" shall have the meaning set forth in Section 7.4(b).

          "Drag-Along Sale" shall have the meaning set forth in Section 7.4(a).

          "Drag-Along Sale Date" shall have the meaning set forth in Section 7.4(b).

          "Effective Date" shall have the meaning set forth in Section 6.1.

          "Event of Default" shall have the meaning set forth in Section 11.1.

          "Failed Shareholder Meeting" shall have the meaning set forth in
     Section 3.4(d).

          "Financial Services Agreement" shall mean the Financial Services Agreement to be entered into between Global Crossing Development Co. and the Company, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Fiscal Quarter" shall mean each fiscal quarter comprising a portion of any Fiscal Year.

          "Fiscal Year" shall mean the accounting year of the Company commencing each year on January 1 and ending on the following December 31, or such other accounting year as the

     Company may from time to time adopt. The Fiscal Year may differ from the Company's taxable year.

          "Fully Subscribed Shareholder" shall have the meaning set forth in
     Section 2.8(e).

          "Further Capital Notice" shall have the meaning set forth in Section 2.8(e).

          "Independent Accountants" shall mean Arthur Andersen or such other accounting firm as may be selected by the Board of Directors.

          "Initial Configuration" shall mean the configuration of the System contemplated pursuant to the Supply Agreement, prior to any amendment or supplement thereto.

          "Initiating Shareholders" shall have the meaning set forth in Section 7.4(a).

          "Intercompany Agreement" shall mean any agreement executed by the Company or a Subsidiary of the Company (i) to which a Shareholder, any Affiliate thereof or any Related Party thereto is also a party or (ii) in which a Shareholder, any Affiliate thereof or any Related Party thereto has a substantial financial interest.

          "Interest" or "Percentage Interest" shall mean, with respect to each Shareholder, its percentage interest in the Company set forth next to its name on Schedule 1, so long as each Shareholder pays its Subscription Price, makes its Budgeted Capital Contributions in accordance with Section
     2.7 and makes its pro rata portion of any contributions of New Capital in the form of additional equity in accordance with Section 2.8; to the extent there are new Shareholders, then, with respect to any Shareholder, it shall mean the percentage that results from dividing the total value of such individual Shareholder's capital and other contributions by the aggregate value of all the Shareholders' capital and other contributions, as agreed between the Shareholders.

          "Involuntary Transfer Notice" shall have the meaning set forth in
     Section 7.5.

          "IPG" shall mean have the meaning set forth in the JV Agreement.

          "IPO" shall have the meaning set forth in Section 7.2(f).

          "JV Agreement" shall mean the Agreement to form Joint Venture, dated as of February 15, 1998, among Global Crossing, Tyco International, Ltd., KDD Submarine Cable Systems, Inc. and Marubeni Corporation.

          "New Capital" shall have the meaning set forth in Section 2.8(a).

          "New Capital Notice" shall have the meaning set forth in Section
     2.8(c).

          "Notice" shall have the meaning set forth in Section 7.2(a).

          "Notice Date" shall have the meaning set forth in Section 7.3(c).

     "O&M Agreements" shall mean the collective reference to each agreement providing for the operation and maintenance of the wet plant and dry plant portions of the System, substantially in the form of Exhibit E-1 and E-2, respectively, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Construction Financing.

          "Offeree" shall have the meaning set forth in Section 7.2(a).

          "Offeree Election Notice" shall have the meaning set forth in Section 7.2(b).

          "Offeree Election Number" shall have the meaning set forth in Section 7.2(b).

          "Offered Shares" shall have the meaning set forth in Section 7.2(a).

          "Offeror" shall have the meaning set forth in Section 7.2(a).

          "Operating Budget" shall mean, for each Operating Year, the operating budget setting forth all operating costs of the Company for such Operating Year and adopted pursuant to the procedures described in Section 3.7.

          "Operating Period" shall mean the period commencing on the initial date of commercial operation of the System and ending on the date the System is taken out of service.

          "Operating Quarter" shall mean (a) initially, the period beginning on the initial date of commercial operation of the System and ending on the last day of the first full fiscal quarter following such initial date and
     (b) thereafter, each fiscal quarter comprising a portion of any Operating Year.

          "Operating Year" shall mean (a) initially, the period beginning on the initial date of commercial operation of the System and ending on the next December 31 and (b) thereafter, each ensuing calendar year.

          "Other Holders" shall have the meaning set forth in Section 7.3(a).

          "Permitted Transferee" shall have the meaning set forth in Section 7.1(b).

          "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, limited duration company, limited life company, association, trust or other enterprise or a government, including any agency thereof.

          "Preliminary Construction Budget" shall mean the Preliminary Construction Budget, in the form of Exhibit B, setting forth the estimated costs of construction, installation and start-up of the System, including all legal, interest and other financing costs.

          "Principal Executive Officer" shall mean the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President (or the equivalent thereof).

     "Pro Rata Share" shall have the meaning set forth in Section 7.2(b).

          "Proposed Operating Budget" shall have the meaning set forth in
     Section 3.7(b).

          "Purchase Notice" shall have the meaning set forth in Section 7.2(b).

          "Recalled Shareholder Meeting" shall have the meaning set forth in
     Section 3.4(d).

          "Register" shall have the meaning set forth in Section 2.6(a).

          "Related Party" means, with respect to any Shareholder (i) any Affiliate of such Shareholder, (ii) any Person in which such Shareholder or Affiliate of such Shareholder has a substantial economic interest, (iii) any Person having a substantial economic interest in any such Affiliate or
     (iv) any Person in which a Person specified in clause (i), (ii) or (iii) above has substantial economic interest.

          "Roll-Over Budget" shall have the meaning set forth in Section 3.7(b).

          "Sale Notice" shall have the meaning set forth in Section 7.3(c).

          "Sales Agency Agreement" shall mean the Sales Agency Agreement to be entered into between Global Crossing International, Ltd. and the Company, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Construction Financing.

          "Selling Shareholder" shall have the meaning set forth in Section 7.3(a).

          "Shares" shall mean (A) the shares representing the common shares of the Company, (B) any security or other instrument (1) received as a dividend on, or other payment made to holders of, such shares (or any security or other instrument referred to in this definition) or (2) issued in connection with a split of such shares (or any security or other instrument referred to in this definition) or as a result of any exchange or reclassification of such shares (or any security or other instrument referred to in this definition), reorganization, recapitalization, consolidation or merger, (C) any option, warrant or right to acquire such shares (or any security or other instrument referred to in this definition) and (D) any security or other instrument exchangeable for, or convertible into, such shares (or any security or other instrument referred to in this definition).

          "Share Capital" shall have the meaning set forth in Section 2.5.

          "Shareholder" shall mean each of GCT, SCS and Marubeni and each other Person, if any, that hereafter becomes a party to this Agreement; a Shareholder that transfers all of its Shares in the Company in accordance with the provisions of this Agreement shall cease to be a Shareholder. The initial Shareholders will be GCT, SCS and Marubeni.

          "Shareholder Loans" shall have the meaning set forth in Section
     2.8(a).

          "Shareholders' Allotment" shall have the meaning set forth in Section 7.3.(a).

          "Shareholders Shares" shall have the meaning set forth in Section 7.3.(a).

          "Share Percentage" shall mean, at any time with respect to any Shareholder, the percentage which the number of Common Shares owned by such Shareholder then constitutes of the aggregate number of Common Shares then outstanding.

          "Subscription Notice" shall have the meaning set forth in Section 2.8(d).

          "Subscription Price" shall mean, with respect to the Shares subscribed by each Shareholder on the Effective Date, the amount payable by the Shareholder set forth on Schedule I hereto under the heading "Total Purchase Price."

          "Subsidiary" shall mean, as to any person, (A) any corporation more than 50% of whose stock of any class or classes having by terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person and (B) any partnership, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person have more than a 50% equity interest therein.

          "Supermajority Board Approval" shall have the meaning set forth in
     Section 3.2(b).

          "Supermajority Shareholder Approval" shall have the meaning set forth in Section 3.4(f).

          "Supply Contract" shall mean the Project Development and Construction Contract, dated as of April 21, 1998, attached hereto as Exhibit C, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and of the Construction Financing.

          "System" shall having the meaning ascribed to such term in the recitals of this Agreement.

          "System Contracts" shall mean the Supply Contract, the Sales Agency Agreement, the O&M Agreements, the Customer Care and NOC Services Agreement, the Capacity Purchase Agreements and each other material contract relating to the construction, operation or maintenance of, or disposition of Capacity on, the System.

          "System Reconfiguration" shall have the meaning assigned thereto in
     Section 3.2(c).

          "System Upgrade" shall mean each upgrade or other enhancement to the System, whether for the purpose of increasing System Capacity or capability or otherwise, including any upgrade undertaken pursuant to Article 6 of the Supply Contract, but not including any System Reconfiguration.

          "Tag-Along Notice" shall have the meaning set forth in Section 7.3(d).

          "Tag-Along Sale" shall have the meaning set forth in Section 7.3(a).

          "Tag-Along Sale Date" shall have the meaning set forth in Section 7.3(c).

          "Termination Event" shall have the meaning set forth in Section 13.1.

          "Termination Notice" shall have the meaning set forth in Section 11.2.

          "Third Party" shall have the meaning set forth in Section 7.4(a).

          "Third Party Proposal" shall have the meaning set forth in Section 7.4(f).

          "Transfer" shall have the meaning set forth in Section 7.1(a).

          "Transaction Documents" shall mean, collectively, this Agreement, the Systems Contracts, the Financial Services Agreement, each agreement relating to the Construction Financing and each other agreement entered into by any Person which the Shareholders agree shall be a Transaction Document.

          "US GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          Section 1.2  Other Definitional Provisions.  (a)  Unless otherwise
                       -----------------------------
specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other document made or delivered pursuant hereto.

          (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          (d) Except as otherwise specified herein, each reference in this Agreement to a Transaction Document shall be deemed (i) to include all exhibits, annexes, schedules or other attachments thereto and (ii) to refer to such Transaction Document as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

          (e) Each reference in this Agreement to a Person shall be deemed to include such Person's permitted successors and assigns.

          (f) The use of the word "including" in this Agreement means "including, without limitation".

                 ARTICLE II - ORGANIZATION AND CAPITALIZATION

          Section 2.1  Formation of the Company.  Subject to the terms and
                       ------------------------
conditions hereof, the Shareholders have established the Company as an exempted company limited under the laws of Bermuda. The Shareholders have taken, or have caused to be taken, all such actions as may be required under the laws of Bermuda in connection with the formation of the Company on the terms and conditions set forth herein and the Shareholders agree to take, or cause to be taken, all such actions as may be required under the laws of Bermuda in connection with the continuation of the Company on the terms and conditions set forth herein. The Company shall have an unlimited duration.

          Section 2.2  Name.  The name of the Company shall be "Pacific Crossing
                       ----
Ltd."

          Section 2.3  Purpose.  The Company's business shall be the
                       -------
development, financing, construction, installation, operation, maintenance, ownership of, and the sale, lease or other disposition of capacity on the System, and all business related or reasonably incidental thereto, and the Company may take any and all actions necessary, appropriate or consistent therewith (collectively, the "Company Business"). The Company shall not engage in any business other than the Company Business unless the Shareholders, by unanimous written consent, grant their approval to engage in such other business.

          Section 2.4  Principal Place of Business; Registered Office.  The
                       ----------------------------------------------
Company shall maintain its office and principal place of business at, and its business shall be conducted from, Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. The address of the Company's registered office in Bermuda shall be Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. The Company's principal place of business and registered office may be changed at any time by a vote of the Board of Directors in accordance with Section 3.2(a).

          Section 2.5  Share Capital.  The authorized share capital of the
                       -------------
Company shall be $12,000 (the "Share Capital") and shall consist of 1,200,000 common shares having a par value of $.01 per share. On the Effective Date, in consideration of each Shareholder paying the Subscription Price, the Company shall issue to each Shareholder the number of Common Shares set forth opposite such Shareholder's name on Schedule 1 hereto. All Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges. The Shareholders shall have no personal liability for the debts or liabilities of the Company beyond the amount, if any, of the Subscription Price unpaid by them and shall not be required to contribute to the assets of the Company on a winding up of the business of the Company.

          Section 2.6  Share Register.  (a)  All Common Shares will be issued in
                       --------------
registered form only. All issued Common Shares shall be registered in the Register of Shareholders (the "Register"), which shall be kept by the Chief Executive Officer or by one or more persons designated for such purpose by the Chief Executive Officer and the Register shall contain the name of each Shareholder, its address including its country of residence or elected domicile, the number of Shares held by it, the amount paid or agreed to be considered as paid on the Common Shares, the date on which each Shareholder was entered into the Register and the date at which any Shareholder ceased to be a member for one year after such Shareholder was entered into the Register.

          (b) Transfer of Shares shall be made in accordance with the terms of this Agreement and the Bye-Laws of the Company, and shall be effected by written instrument of transfer to be inscribed in the Register, such instrument to be dated and signed by the transferor and the transferee or by persons holding suitable powers of attorney to act therefor. The Board of Directors shall accept and enter into the Register any Transfer effected in accordance with the terms of this Agreement and the Bye-Laws of the Company and pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which shall have been delivered to the Company.

          (c) Every Shareholder must provide the Chief Executive Officer with an address to which all notices and announcements from the Company, the Board of Directors or other Shareholders may be sent. Such address will also be entered in the Register. Any Shareholder may, at any time, change its address as entered in the Register by means of a written notification to the Company at its registered office and, for so long as the registered office and principal place of business are not the same address, also by written notification to the principal place of business or to such other address as may be set by the Chief Executive Officer from time to time.

          Section 2.7  Budgeted Capital Contributions.  (a)  Each Shareholder
                       ------------------------------
agrees to make Budgeted Capital Contributions in cash from time to time to the Company in an aggregate amount not to exceed the amount set forth opposite its name on Schedule 2 hereto (as to each Shareholder, its "Capital Commitment").
At any time and from time to time after the date hereof, on any Capital Call Date, each Shareholder shall contribute to the Company such portion of its unfunded Capital Commitment as shall be specified by the Company in the Capital Call Notice delivered with respect to such Capital Call Date; provided, however, that in no event shall any Shareholder be required to make capital contributions in excess of its Capital Commitment.

          (b) In delivering a Capital Call Notice, the Company (i) will call for Budgeted Capital Contributions from all Shareholders simultaneously and pro rata in accordance with each Shareholder's Share Percentage and (ii) will call only for such Budgeted Capital Contributions as are set forth in the Construction Budget.

          (c) Budgeted Capital Contributions by the Shareholders shall be made in Dollars, by wire transfer of immediately available funds to the account of the Company specified in the relevant Capital Call Notice. No Shareholder shall be entitled to any interest or compensation by reason of its Budgeted Capital Contributions or by reason of serving as a Shareholder. No Shareholder shall be required to lend any funds to the Company. Each Shareholder agrees to provide guarantees or other credit support for its unfunded Capital Commitment to the extent required pursuant to the Construction Financing.

          Section 2.8  New Capital.  (a)  In the event that the Company from
                       -----------
time to time requires capital in addition to the aggregate Capital Commitments and the Board of Directors approves pursuant to Section 3.2(b) the raising of additional capital ("New Capital") by the Company, each Shareholder shall have the preferential right to subscribe to such New Capital in proportion to its Interest as of the date of the notice described in Section 2.8(c). All New Capital shall be in the form of loans to the Company ("Shareholder Loans"), unless the Board of Directors approves the issuance of New Capital in a form other than debt. Shareholder Loans may be made directly by a Shareholder or by an Affiliate of a Shareholder. No Shareholder shall transfer, or allow any Affiliate of such Shareholder to transfer, any Shareholder Loan except (i) to an Affiliate of such Shareholder or (ii) concurrently with, in proportion to, and to the same party as, a Transfer of any Shares by such Shareholder in accordance with Section 7.1. Each Shareholder shall transfer, and shall cause any Affiliate of such Shareholder to transfer, any Shareholder Loan concurrently with, in proportion to, and to the same party as, a Transfer of any Shares by such Shareholder in accordance with
Section 7.1. If an Affiliate of a Shareholder shall cease to be an Affiliate of such Shareholder, then, prior to such time, such Shareholder shall cause such Affiliate to transfer any Shareholder Loans held by it to such Shareholder.

          (b) The Shareholders acknowledge and agree that upon the written request of any Shareholder, the Board of Directors shall promptly determine whether or not to approve the issuance of New Capital and the terms of such New Capital.

          (c) Promptly following a decision of the Board of Directors to issue New Capital, the Company shall provide to each Shareholder a written notice (a "New Capital Notice") specifying the total amount of the New Capital proposed to be issued and the amount and terms of such New Capital for which each Shareholder is entitled to subscribe.

          (d) For a period of sixty (60) days following the date of the New Capital Notice, each Shareholder may elect by written notice to the Company (a "Subscription Notice") to subscribe for all or any portion of that amount of New Capital for which the Shareholder is entitled to subscribe as set forth in the New Capital Notice.

          (e) At the end of such sixty (60) day period, (i) the Company shall give to each Shareholder written notice of which Shareholders have subscribed for New Capital and the amount of such New Capital for which each such Shareholder has subscribed and (ii) in the event that any Shareholder does not subscribe for the full amount of New Capital for which such Shareholder is entitled to subscribe, the Company shall give to each Shareholder that had subscribed for the full amount of New Capital for which it was entitled to subscribe (a "Fully Subscribed Shareholder") written notice (a "Further Capital Notice") specifying the amount of such unsubscribed New Capital. For a period of fifteen (15) days from the date of any Further Capital Notice, each Fully Subscribed Shareholder may elect, by giving a Further Subscription Notice to the Company, to subscribe for additional unsubscribed New Capital, which shall be allocated in the following order of priority: first, ratably to the Fully Subscribed Shareholders in accordance with each Fully Subscribed Shareholder's Equity Percentage, to the extent the Fully Subscribed Shareholders have elected to do so and second, if any Fully Subscribed Shareholders have subscribed for more unsubscribed New Capital than has been allocated pursuant to the clause first above, ratably to such Fully Subscribed Shareholders in accordance with the unfulfilled subscriptions of such Fully Subscribed Shareholders.

          (f) Each Subscription Notice shall constitute a binding commitment of the Shareholder giving the same to purchase from the Company the amount of New Capital set forth therein, at the price, by the date and on the terms and conditions set forth in the Capital Notice, and shall be enforceable by the Company against the subscribing Shareholder.

          (g) Any New Capital in the form of debt shall have priority of repayment of all principal and interest over any distribution of profits or any distribution in return of capital by the Company to the Shareholders.

          (h) The Company may issue any New Capital not subscribed for by the Shareholders pursuant to this Section 2.8 to any other Person; provided that such issuance shall have first been approved by the Board of Directors as required by Section 3.2(b).

          (i) Promptly following receipt by the Company of the New Capital, the Company shall, and the Shareholders agree to take all actions necessary to cause the Company to, execute all certificates, instruments, amendments and other documents and take such other actions as are necessary or desirable to effect the foregoing contribution to capital.

          (j) In the event the New Capital is in the form of additional equity, the number of Shares to be issued in connection with such New Capital shall be determined by the Board of Directors at the time of the approval by the Board of Directors of a decision to issue New Capital in a form other than debt.

          Section 2.9  Use of Capital.  Capital will be used for purposes as the
                       --------------
Board of Directors shall determine (consistent with any budget or business plan approved pursuant to Section 3.2(b)), including for the payment of Construction Costs.

          Section 2.10 Distribution Policy. The Board of Directors shall cause
                       -------------------
the Company to, at least semi-annually after the date of commercial operation of the System, make a dividend to the Shareholders of 100% of the amount of funds of the Company, which, in the reasonable determination of the Board of Directors of the Company (which such determination shall be consistent with the Operating Budgets of the Company and the Construction Financing agreements and shall take into account amounts which are to be reserved for the upgrade of the System pursuant to the Supply Contract), is available for the payment of dividends or distributions, unless the holders of at least 75% of the Common Shares agree in writing to a lesser amount (in which case such lesser amount shall be paid to the Shareholders).


                  ARTICLE III - MANAGEMENT AND ADMINISTRATION

          Section 3.1  Board of Directors of the Company.
                       ---------------------------------

               (a) (i) The Company shall be managed by a board of directors (the "Board of Directors") initially comprised of six (6) directors (each, a "Director") and proportionately reflecting the respective Interests. Three (3) of the initial Directors shall be nominated by GCT, one (1) of the initial Directors shall be nominated by SCS and two (2) of the initial Directors shall be nominated by Marubeni. In the event the respective Interests of the Shareholders change, including as a result of the provisions of Section 2.8(j) or 11.2(b) or of the admission of additional Shareholders as Shareholders of the Company, representation on the Board of Directors (and, if necessary, the size of the Board of Directors) shall be appropriately adjusted so that the Shareholders shall have representation on the Board of Directors approximately proportional to their respective ownership of outstanding Common Shares. Directors nominated by a Shareholder shall be referred to as such Shareholder's "Director Designees".

          (ii) Each of the Shareholders hereby agrees to vote in favor of, and to cause its Director Designees to vote in favor of, the Director Designees of each other Shareholder for positions on the Board of Directors. The Director Designees of GCT shall initially be: David Lee, William Carter and Gene Shutler. The Director Designee of KDD-SCS shall initially be:
     Yasuhiko Niiro.  The Director Designees of Marubeni shall initially be:
     Fumio Uehara and Osamu Okubo. Each Shareholder agrees not to take, and shall cause its Director Designees not to take, any action to remove a Director Designee other than in accordance with the following sentence (or in accordance with Section 3.1(a)(i) as a result of a change in the respective Interests). As soon as practicable after receipt of a written request from a Shareholder to remove a Director Designee of such Shareholder, the other Shareholders agree to take, or cause to be taken by their Director Designees, all appropriate action to effect the removal of such Director Designee. Upon the removal, resignation or death of a Director Designee, the Shareholder nominating such Director Designee shall designate a replacement Director Designee, and the other Shareholders agree to take, or cause to be taken by their respective Director Designees, as soon as practicable after receipt of such designation, all appropriate action to effect the election of such replacement Director Designee.

          (iii) Each Shareholder shall vote against or withhold consent from any proposal to amend the Company's Memorandum of Association or Bye-laws to change the composition or character of the Board of Directors as set forth in this Section 3.1, except to reflect the respective proportionate Interests.

          (iv) Each Shareholder agrees to vote or give written consent, or to cause its Director Designees to vote or give written consent, for the election of the person designated by GCT as Chairman of the Board of Directors of the Company (the "Chairman of the Board") so long as GCT owns more Common Shares than any other Shareholder and has not been a Defaulting Shareholder. Each Shareholder agrees to vote or give written consent, or to cause its Director Designees to vote or give written consent, for the election of the person designated by Marubeni, as Deputy Chairman of the Board of Directors of the Company (the "Deputy Chairman") so long as Marubeni is the second largest Shareholder of the Company and has not been a Defaulting Shareholder. Each Shareholder agrees not to take, and shall cause its Director Designees not to take, any action to remove either such persons as Chairman or Deputy Chairman of the Board of Directors of the Company during such period. The Chairman of the Board shall preside over meetings of the Board of Directors but shall otherwise have no additional voting or other rights in his capacity as such, including in connection with any matters submitted to or voted upon by the Board of Directors. In the absence of the Director then serving as Chairman of the Board at any meeting of the Board of Directors, (A) the Chairman of the Board for such meeting shall be the Director serving as Deputy Chairman (or, in his absence, another Director nominated by the Shareholder which nominated the Director then serving as Chairman of the Board), and (B) the Board of Directors may continue to act in accordance with the terms of this Agreement.

          (v) Each Director shall serve for a term of the duration set forth in the Bye-Laws or, if earlier, until the date of resignation or removal of such Director or the date upon which the Shareholder that nominated such Director ceases to be a Shareholder (or reduces its interest such that it is no longer entitled to the same number of Director Designees and chooses to remove such Director Designee as a result); provided that, in the event that a Director resigns or is removed prior to the end of the scheduled term of such outgoing Director, the initial term for any Director which replaces such outgoing Director on the Board of Directors shall be the remaining scheduled term of such outgoing Director.

          (vi) Any Director may resign by giving notice in writing to the Secretary at the Registered Office. The Secretary will give written notice to all the Shareholders.

     Section 3.2  Requirements for Board Action.  (a)  Except as provided in
                  -----------------------------
Section 3.2(b) or 3.2(c) or mandatorily required by the laws of Bermuda, all actions taken by the Board of Directors shall require the unanimous written consent of all Directors (excluding Directors appointed by any Defaulting Shareholder) or the approval of a majority of all Directors present or represented and entitled to vote on such actions at a meeting which has been duly called and at which a quorum was present at the time such vote was taken.

          (b) The following actions shall require the unanimous written consent of all Directors or the approval of at least 75% of the Directors present or represented and entitled to vote on such actions at a meeting which has been duly called and at which a quorum was present at the time such vote was taken ("Supermajority Board Approval"):

          (i) subject to the provisions of Section 7.4, the merger or consolidation of the Company with or into any other Person or of any Person other than a Subsidiary of the Company, with or into the Company, the sale of all or substantially all of the assets of the Company or any material Subsidiary, the dissolution, liquidation, reorganization or recapitalization of the Company or any similar extraordinary corporate action or transaction involving the Company;

          (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries in excess of $100 million in aggregate principal amount, other than indebtedness originally incurred pursuant to the Construction Financing;

          (iii) refinancing of any indebtedness of the Company or any of its Subsidiaries in excess of $100 million in outstanding principal amount;

          (iv) the approval of the Company's marketing plan, including the establishment of pricing policies for the disposition of capacity on the System, which will include, among other things, specified price bands, volume discounts and financing terms for the sale of Capacity;

          (v)    the approval of the Company's Business Plan and Operating
     Budget;

          (vi) the execution, material amendment or termination of any material System Contract (other than a Capacity Purchase Agreement) or any other agreement or agreements involving more than $50,000,000 (in each case which is not an Intercompany Agreement or a Capacity Purchase Agreement) or the amendment or extension of the foregoing prior to the end of its stated term;

          (vii) sales of assets by the Company and its Subsidiaries, other than in the ordinary course of business or pursuant to the Company's Business Plan, Operating Budget or

     Construction Budget, with a purchase price or fair market value in excess of $25 million per year in the aggregate or which are otherwise material to the business of the Company and its Subsidiaries;

          (viii) the execution of any Intercompany Agreement (or the amendment or extension thereof) or the approval of any transaction or series of related transactions between the Company or any of its Subsidiaries and a Shareholder, Affiliate of a Shareholder or a Related party, other than transactions whose terms are expressly provided for in the Transaction Documents;

          (ix) except as contemplated by the then-effective Business Plan or Operating Budget, the making of Capital Expenditures in an aggregate amount per year in excess of $25,000,000;
          (x) the issuance of any New Capital Notice or the incurrence of any indebtedness to any Shareholder or any Affiliate thereof or any Related Party thereof;

          (xi) with respect to any Intercompany Agreement that by its terms allows the parties to elect to renew or terminate such agreement upon the occurrence of some specified event or circumstance (as would occur, by way of example, with an Intercompany Agreement that is automatically renewable after a specified period of time, unless the parties otherwise agree), any election by the Company to terminate or not renew such Intercompany Agreement and any determination of whether a default has occurred and whether and what actions should be taken in respect thereof and the exercise of any right or option shall be determined by a majority of the Directors nominated by the disinterested Shareholders;

          (xii)   approval of the Construction Financing;

          (xiii) establishment of a Subsidiary of the Company or the transfer of any ownership interest therein to any Person other than a wholly-owned Subsidiary of the Company;

          (xiv)   the final approval of the Construction Budget;

          (xv) the election, appointment or removal of any Principal Executive Officer of the Company, except removal for cause;

          (xvi)   the undertaking of a System Upgrade;

          (xvii)  the adoption of or change in the Company's dividend policy;

          (xviii) the final approval of the implementation of the Global Pass program; or

          (xix) any amendment or other modification of the Company's Memorandum of Association or Bye-Laws, except as required by Section 14.5.

          (c) The following actions shall require the unanimous written consent of all Directors (excluding Directors appointed by any Defaulting Shareholder) or the approval of all of the Directors present or represented and entitled to vote on such actions at a meeting which has been duly called and at which a quorum was present at the time such vote was taken:

               (i) the expansion of the System by means of a material geographical addition to the configuration of the System or a material geographical reconfiguration of the System from the Initial Configuration (any such event, a "System Reconfiguration"), if such System
     Reconfiguration would cost in excess of $100 million; or

               (ii)  a material change in the Company Business.

          (d) Each Shareholder, following a preliminary vote, agrees to cause its Director Designees to vote against or withhold its written consent from any proposal regarding any matter listed in the preceding subsection (b) or (c) unless the appropriate percentage of the Directors of the Company (as specified in such subsections), pursuant to such preliminary vote, has indicated it will vote or give written consent in favor of such proposal.

          (e) Each Shareholder agrees to notify each other Shareholder of any Intercompany Agreement (other than those set forth as Exhibits to this Agreement) to which it or any of its Affiliates or Related Parties will be party.

          (f) Any action approved by the Board of Directors may be taken by any authorized Director or officer of the Company on behalf of the Company and any action so taken shall bind the Company. The Board of Directors, at its discretion, may grant broad operating powers to any Principal Executive Officer of the Company, including with respect to matters set forth in Section 3.2 (b) (so long as such grant is authorized pursuant to Supermajority Board Approval). Except as otherwise provided herein, no Shareholder or Director or any other Person shall have the authority to bind the Company.

          Section 3.3  Officers.  (a)  The officers of the Company (the
                       --------
"Officers") shall consist of a Chief Executive Officer, a Chief Financial Officer, and such other officers, including Vice Presidents, Treasurers, Assistant Treasurers, Secretaries, and Assistant Secretaries as the Board of Directors shall deem necessary from time to time. Each officer shall hold office until such officer resigns or is removed.

          (b) The Board of Directors shall by Supermajority Board Approval in accordance with Section 3.2(b) appoint all Principal Executive Officers. Any Director may at any time call a special meeting of the Board of Directors to vote upon the dismissal of any Principal Executive Officer if such Director, in his or her reasonable business judgment (or the reasonable business judgment of the Shareholder appointing such Director), believes that such Principal Executive Officer should be dismissed. Following any such dismissal, the succeeding Principal Executive Officer shall be selected by Supermajority Board Approval in accordance with the provisions of Section 3.2(b).

          (c) The Chief Executive Officer shall be the primary operating officer of the Company and shall be responsible for the general and executive management and daily administration of the operations and business of the Company in accordance with the terms and conditions of this Agreement, the Business Plan then in effect, the Construction Budget, the Operating Budget then in effect and the Memorandum of Association of the Company, including decisions as to timing and delivery of Capital Call Notices in accordance with Section 2.7 (but subject to Section 3.2(b)). The Chief Executive Officer shall also carry into effect all orders and resolutions of the Board of Directors.

          (d) The Chief Financial Officer shall, subject to the terms and conditions hereof, oversee and be responsible for financial matters pertaining to the Company and its obligations under this Agreement, shall oversee the preparation of financial statements for the Company and its related obligations to the Shareholders and discharge such other duties as are set forth herein or as may from time to time be delegated to the Chief Financial Officer by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer shall present reports on the financial condition of the Company from time to time to the Chief Executive Officer and, upon request of any Director, at the specified meeting of the Board of Directors.

          (e) All other officers shall have such duties as may from time to time be delegated to them by the Board of Directors or the Chief Executive Officer.

          (f) The Board of Directors may establish and fund a compensation plan for the Chief Executive Officer, the Chief Financial Officer and other officers specified by the Chief Executive Officer and approved by the Board of Directors. Such plan shall provide for such compensation of such officers, including any signing bonuses, base salary, incentive bonuses and severance, as shall be determined by the Board of Directors.

     Section 3.4  Shareholders' Meetings.  (a)  The annual general meeting of
                  ----------------------
Shareholders shall be held, in accordance with Bermuda law, in Bermuda at the registered office of the Company, or at such other place as may be specified in the notice of meeting, on the first Friday in the month of June in each year. If such day is not a Business Day in Bermuda, the annual general meeting shall be held on the next following Business Day in Bermuda. All meetings other than annual general meetings shall be called special general meetings.

          (b) Other meetings of Shareholders may be held at such times as may be determined by vote of the Board of Directors in accordance with Section 3.2(a) and specified in the notice of meeting for such meetings. Any Shareholder, or Shareholders together, holding not less than one-tenth of the Common Shares (so long as it is not a Defaulting Shareholder) may at any time request the Board of Directors to call a special general meeting of Shareholders. The request must state the purpose of the meeting, must be signed by the requesting Shareholder(s) and deposited at the registered office. The Board of Directors shall call a special general meeting of Shareholders immediately following receipt of any such request. If the Board of Directors fail to convene a special general meeting twenty-one days from the date of deposit of the request, the requesting Shareholder(s) may convene a special general meeting in accordance with Bermuda law. Each notice of meeting shall specify the purpose or purposes of the meeting and the matters to be considered at such meeting.

          (c) Written notice of the place, date and time of every meeting of Shareholders, whether annual or special, shall be given to each Shareholder not less than 15 days nor more than 60 days prior to the date of such meeting unless
(i) such notice is waived in writing by all the Shareholders and (ii) all Shareholders are present or represented at such meeting. At any meeting so called, the Shareholders shall transact only such business as was specified in the notice for such meeting and any other business which all Shareholders determine is prudent.

          (d) A quorum of the Shareholders (without which a vote of the Shareholders on any matter may not be held) will consist of Shareholders holding at least 75% of the issued and outstanding Common Shares (excluding the Common Shares of any Shareholder which is a Defaulting Shareholder). Shareholders may participate in a meeting of Shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting will constitute presence in person at the meeting; provided that all actions approved by the Shareholders at any such meeting will be reduced to writing in the form of resolutions and will be signed by all Shareholders participating in such meeting. Each Shareholder agrees not to avoid any meeting for the purpose of frustrating a quorum of the Shareholders. If (i) a meeting of the Shareholders has been called in accordance with Section 3.4(c) and a quorum has not been achieved (a "Failed Shareholder Meeting") and (ii) another meeting for the purpose of transacting the same business as set forth in the notice with respect to the Failed Shareholder Meeting (a "Recalled Shareholder Meeting") is called in accordance with Section 3.4(c) upon at least 15 days prior written notice to all Shareholders, then a quorum for the Recalled Shareholder Meeting shall not require the Shareholders who failed to attend the Failed Shareholder Meeting.

          (e) Subject to Section 3.4(f) and any mandatory provisions of Bermuda law, all actions which are required by such law to be taken or approved by the Shareholders shall require the approval of Shareholders holding more than 50% of the issued and outstanding Common Shares (excluding the Common Shares of any Defaulting Shareholder) by affirmative vote at a meeting of Shareholders held pursuant to this Section 3.4. Shareholders may vote upon and approve the matters described in Section 3.4(f). Actions of the Shareholders may also be taken by the unanimous written consent of all Shareholders (other than Defaulting Shareholders).

          (f) The following actions shall require the approval of Shareholders holding at least 75% (or 100% in the case of clause (ii) below) of the outstanding Common Shares (excluding the Common Shares of any Defaulting Shareholder) by affirmative vote at a meeting of Shareholders held pursuant to this Section 3.4 ("Supermajority Shareholder Approval"):

               (i) any action which results in the dilution of a Shareholder's Share Percentage;

               (ii)   any material change in the Company Business;

               (iii) any issuance, purchase or redemption by the Company of any securities, including Shares, of the Company, or any change, increase or reduction in the capitalization of the Company;

               (iv) subject to the provisions of Section 7.4, any merger or consolidation of the Company or any material Subsidiary with, or acquisition of all or substantially all of the assets or capital stock of the Company or any material Subsidiary by, another person or other business combination or any dissolution, liquidation or winding-up of the Company or any material Subsidiary;

               (v) any amendment of the Memorandum of Association of the Company; or

               (vi) any filing of a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement or an admission seeking the relief therein provided under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

          (g) Any action approved by the Shareholders may be taken by any authorized Director or officer of the Company on behalf of the Company and any action so taken shall bind the Company. Except as otherwise provided herein, no Shareholder or Director or any other Person shall have the authority to bind the Company.

          Section 3.5  Accounting, Record Keeping and Reporting.
                       ----------------------------------------

          (a) The books and records of the Company shall be kept in accordance with US GAAP, consistently applied. The Company shall keep books, records and accounts with respect to (i) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure take place, (ii) all sales and purchases of goods by the Company and (iii) the assets and liabilities of the Company.

          (b) The accounts of the Company shall be audited by the Independent Accountants. The annual financial statements of the Company shall be audited in accordance with generally accepted auditing standards in the United States.

          (c) The books of account of the Company shall be kept and maintained at the principal place of business of the Company or at such other place as the Board of Directors shall determine. If the records of account are kept at someplace outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three month period. Each of the Shareholders, through their respective authorized representatives, shall have the right at such Shareholder's expense to visit and inspect any of the operations and any of the properties and assets of the Company, including the books of account of the Company, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and the Independent Accountants all at such reasonable times and as often as may be reasonably requested.

          (d) As soon as practicable following the end of each Fiscal Year, the Company shall cause to be prepared for the Company and shall deliver to the Shareholders and the Board of Directors not later than 45 days following the end of such Fiscal Year a statement of the results of operations for the Fiscal Year, a balance sheet as at the end of such Fiscal Year, a statement of retained earnings or deficit and a statement of cash flows for such Fiscal Year, together with all schedules and footnotes thereto and a report thereon of the Independent Accountants.

          (e) As soon as practicable after the end of each month and Fiscal Quarter the Company shall cause to be prepared and the Company shall deliver to each Shareholder not later than 10 days following the end of such month or Fiscal Quarter, as the case may be, an operating report for the Company for such period, which report shall detail, among other things, sales of Capacity made in such period, expenses incurred in such period, compared to the Construction Budget or Operating Budget then in effect, and all supporting activities of the Chief Executive Officer and any other employees of the Company and other operating data.

          (f) Under the direction of the Board of Directors, the Company shall prepare and file, or shall cause to be prepared, as applicable, all reports prescribed by any governmental authority having jurisdiction over the Company, or the System, as the case may be.

          (g) In addition to the reports described above, the Company shall furnish such other financial and supporting information to each Shareholder and the Board of Directors in such detail and with such frequency as the Board of Directors may reasonably require.

          Section 3.6  Business Plans.  (a)  General.  The Chief Executive
                       --------------        -------
Officer shall prepare and deliver to the Board of Directors a proposed business plan of the Company within 90 days of his employment by the Company for the period prior to the date of commercial operation of the System, which business plan shall be updated (i) unless otherwise directed by the Board of Directors, at least 90 Business Days prior to the beginning of each Operating Year with respect to such Operating Year and (ii) at such other times as the Board of Directors shall request. If a proposed updated Business Plan is approved by the Board of Directors, then the Company shall adopt such proposed updated Business Plan which shall then supersede the then-existing Business Plan. If no such proposed updated Business Plan is approved, the then-existing Business Plan shall remain in effect.

          (b)  Marketing.  A marketing plan for the Company will be developed by
               ---------
the Chief Executive Officer working in conjunction with the sales agent. It is expected that the System will participate in the Global Pass program (if approved pursuant to Section 3.2(b)(xviii)) and that the plan will seek to market the System in conjunction with other Global Crossing systems and will seek to provide customers with flexibility of routing between such systems on deferred purchases of capacity.

          (c)  Backhaul.  A backhaul plan providing capacity purchasers with
               --------
interconnection facilities to other cable systems and major cities at market based rates will be developed, and the Shareholders will actively assist in implementing such plan. The backhaul plan will also provide that the Company or its Subsidiaries will enter into Backhaul Purchase Agreements with providers of backhaul capacity, some of which may be Affiliates or Related Parties to the Shareholders (including Global Access Limited), in order to acquire backhaul capacity for resale to customers. The backhaul plan will allow for co-location by capacity purchasers.

          Section 3.7  Budgets.  (a)  Each Shareholder agrees that the
                       -------
Preliminary Construction Budget shall be the budget presented to the arrangers of the Construction Financing as the basis of the Construction Budget. The Construction Budget will be negotiated by the IPG with the arrangers of the Construction Financing and will be subject to Supermajority Board Approval.

          (b) At least 60 Business Days prior to the beginning of each Operating Year, the Chief Financial Officer will prepare and present an annual budget (a "Proposed Operating Budget"), which upon Board Approval in accordance with Section 3.2(a) shall be adopted by the Company as the Annual Budget. Each Proposed Operating Budget shall, among other things, set forth an estimate of the revenues and expenditures (together with a contingency) of the Company for such Operating Year. Except as otherwise provided in the contingency (or with respect to any Extraordinary Expenditure), no expenditure shall be incurred by or on behalf of the Company which is not contemplated, either specifically or generally, by the Operating Budget then in effect. If the Board of Directors does not approve the Proposed Operating Budget for any Operating Year, then the

Operating Budget to be used by the Company in connection with the management of the Company for such Operating Year shall be the Operating Budget for the immediately preceding Operating Year as modified by the Chief Financial Officer (a "Roll-Over Budget"), with such modifications limited as follows:

               (i) the aggregate expenses of the Company for the preceding Operating Year shall not be increased by more than 5%;

               (ii) the budget may include funding for any emergency expenditures necessary during the current year that were not included in the Operating Budget for the preceding Operating Year; and

               (iii) the budget may include funding for any preexisting commitment of the Company which has received any required approvals under this Agreement.

At least 10 Business Days prior to the beginning of each Operating Quarter of any Operating Year covered by a Roll-Over Budget, the Chief Financial Officer will prepare and present a Proposed Operating Budget with respect to the remainder of such Operating Year, which upon Board Approval thereof in accordance with Section 3.2(a) shall be used by the Company as the Operating Budget for such period.

          Section 3.8  Deposits and Withdrawals of Funds.  Funds of the Company
                       ---------------------------------
shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Shareholders or the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.


                  ARTICLE IV - CERTAIN BUSINESS ARRANGEMENTS

          Section 4.1  Contracts for Services with Affiliates.  The Company or a
                       --------------------------------------
Subsidiary of the Company may from time to time with the approval of the Shareholders or the Board of Directors as provided in Article III enter into one or more contracts with any Shareholder or a Shareholder's Affiliates or Related Parties to provide services that are necessary or appropriate for the proper functioning of the Company, including services in connection with the construction, operation and sale of capacity of the System.


                            ARTICLE V - TAX MATTERS

          Section 5.1  Tax Matters.
                       -----------

          (a) For purposes of all dealings with taxes, the Board of Directors shall appoint an officer (who may be the Chief Financial Officer) who shall serve as the Company "Tax Matters" officer.

          (b) The Tax Matters officer shall cause to be prepared the tax returns for the Company and shall provide copies of all such tax returns to the Shareholders for their approval, not to be unreasonably withheld or delayed, prior to the filing of such returns but in any event no later than the date specified by the Board of Directors.

          (c) The Tax Matters officer shall cooperate with all Shareholders and, for other than routine correspondence and communications, shall promptly provide Shareholders with copies of notices or other materials from, and inform Shareholders of discussions engaged in with, the U.S. Internal Revenue Service or tax authorities of other jurisdictions and shall provide the Shareholders with notice of all scheduled administrative proceedings or audits, including meetings with agents of the Internal Revenue Service or other authorities, technical advice conferences and appellate hearings as soon as possible after receiving notice of the scheduling of proceedings. Each of the Shareholders shall be entitled to participate at its own expense in any such administrative proceedings or audits.

          Section 5.2  Partnership Election.  (a) At any time, GCT may notify
                       --------------------
the Company that GCT wants the Company to file an election to be classified as a partnership for U.S. Federal income tax purposes, in which event the Company shall promptly file an election on Internal Revenue Service Form 8832 (or any successor form) to be classified as a partnership for U.S. Federal income tax purposes (a "Partnership Election"). The Partnership Election may be signed by any Officer of the Company who is authorized by the Board of Directors to sign on behalf of the Company. If the Company files a Partnership Election, the parties hereto agree to reasonably cooperate to amend this Agreement to provide for the maintenance of capital accounts in accordance with applicable U.S. Treasury Regulations.

          (b) This Agreement currently provides that the liquidation of the Company will be effected by the sale of Shares. The Shareholders agree that it may be in the interest of all parties to provide that any liquidation could also be effected by a sale of assets. The Shareholders agree to negotiate in good faith to consider whether such an alternative is acceptable and if so, to enter into an amendment to this Agreement to provide for such alternative.

          Section 5.3  Capital Accounts; Book Allocations.  A capital account
                       ----------------------------------
(each a "Capital Account") shall be maintained for each Shareholder. The Capital Account of each Shareholder shall be credited with the Subscription Price paid by such Shareholder, increased by any allocation of income or gain and by any additional Capital contributions (other than Shareholder Loans) by that Shareholder, and shall be reduced by any allocations of loss, expense or deduction and by any distribution to that Shareholder. Except as otherwise provided herein, all items of Company income, gain, loss, expense or deduction shall be allocated to the Capital Accounts of the Shareholders in proportion to their Share ownership. The foregoing provisions relating to the maintenance of Capital Accounts and allocations of Company income, gain, loss, expense or deduction are intended to comply with Treasury Regulations Section 1.704-1(b) (including, without limitation, the "qualified income offset" provisions contained therein), and shall be interpreted and applied in consistent with such Regulations. Additionally, the foregoing allocation provisions shall be interpreted and applied in a manner consistent with the "minimum gain chargeback" provisions set forth in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

          Section 5.4  Tax Allocations.  Except as otherwise required by the
                       ---------------
Code, the Regulations or Sections 5.3 and 5.4, all items of Company income, gain, loss, expense, deduction and any other items shall be allocated among the Shareholders for federal income tax purposes in the same proportions as they share the corresponding items pursuant to Section 5.3.

          Section 5.5  Income Tax Information.  The Shareholders agree to use
                       ----------------------
their reasonable best efforts to cause the Company to prepare and send, or cause to be prepared and sent, by April 1 of each Fiscal Year and to each Person who was a Shareholder at any time during such Fiscal Year, copies of such information as may be required for applicable income tax reporting purposes, including such information as a Shareholder may reasonably request for the purpose of applying for refunds of withholding taxes.


                                   ARTICLE VI

                            [Intentionally omitted.]


                     ARTICLE VII - TRANSFER AND ASSIGNMENT

          Section 7.1  Transfer of Securities.
                       ----------------------

          (a) Except as expressly permitted by paragraph (b) below, no Shareholder shall, directly or indirectly, sell (whether by involuntary or judicial sale or otherwise), transfer, create, incur, assume or suffer to exist a lien on, grant a security interest in, pledge, hypothecate, assign, give or otherwise (voluntarily or by operation of law) dispose of (any such act is hereinafter referred to as a "Transfer") any Shares to any person.

          (b) A Shareholder may (i) transfer any Shares or any interest therein or any rights to purchase Shares hereunder to an Affiliate of such Shareholder,
(ii) pledge any or all Shares or grant a security interest therein to secure indebtedness under any Construction Financing or pledge any or all Shares or grant a security interest therein to secure indebtedness of the Shareholder owing to a bank or other lender, provided that any such bank or other lender (other than pursuant to the Construction Financing) pursuant to this clause (ii) shall acquire only a security interest in the Shares entitling such bank or other lender only to the proceeds from any sale of the Shares in accordance with the terms of this Agreement and shall not acquire title to the Shares or any other rights incident thereto, and, in the case of any foreclosure on the Shares by such bank or other lender, the pledgee shall be considered an "Offeror" (as defined below) and shall not be permitted to consummate the foreclosure without complying with the provisions of Section 7.2 hereof or (iii) subject to the provisions of Section 7.2, sell, transfer, assign, give or otherwise dispose of any Shares to any Person (any such transferee pursuant to clause (i), (ii) or (iii) above shall be referred to herein as a "Permitted Transferee"); provided, however, notwithstanding anything to the contrary contained in this paragraph, no Transfer shall be permitted (w) to a Person who is at such time a Carrier,
(x) to any Person prior to the Construction Completion Date except as provided in Section 14.11 (b), (y) to any Person unless the creditworthiness of such Person is reasonably satisfactory to a majority of the non-transferring shareholders or (z) if, as a result thereof, the Company would be subject to any requirements it was not subject to immediately prior to such Transfer including, without limitation, under United States federal or state securities laws or regulations. Notwithstanding the foregoing, in the case of a Permitted Transferee of a Shareholder where such transferee is a United States resident or citizen, any Transfer pursuant to this paragraph (b) shall be subject to the prior written consent of the Company, which consent shall be granted unless, in the opinion of the Company, such transfer might result in the Company or any Shareholder incurring any tax liability, the Company being involved in any litigation, the Company being registered or regulated as an investment company under the United States Investment Company Act of 1940, as amended, or suffering any other pecuniary or fiscal disadvantage or other adverse effect which the Company might not otherwise incur or suffer.

          (c) In the event a Transfer of any Shares has taken place in violation of the provisions of this Agreement, the Board of Directors shall refuse to register such Transfer in the Register and such Transfer shall be void and of no effect, and no distribution of any kind shall be paid by the Company to the transferee in respect of such Shares (all such dividends and distributions being deemed waived), and the voting rights, if any, of such Shares on any matter whatsoever shall remain vested in the transferor during the period commencing with such transferor's initial noncompliance and ending when compliance shall have occurred.

          Section 7.2  Right of First Refusal.
                       ----------------------

          (a) Prior to any Shareholder making any Transfer in accordance with clause (iii) of Section 7.1(b), such Shareholder (the "Offeror") shall provide written notice (the "Notice") to the Company, which notice shall set forth (i) confirmation that such Offeror intends to Transfer all or certain of its Shares in a bona fide transaction with a third party in accordance with Section 7.1(b)(iii), (ii) the name and address of each proposed transferee or purchaser and such other information as is reasonably necessary to determine that such transferee or purchaser is not a Carrier, (iii) the number of Shares proposed to be Transferred (the "Offered Shares"), (iv) the proposed amount and form of consideration to be paid for the Offered Shares, and (v) all other material terms of the proposed Transfer. The Company shall provide each other Shareholder (each, an "Offeree") a copy of the Notice within five days of receipt thereof. Within 45 days of receipt of the Notice, the Company shall (if and only if requested by Offerees holding 75% of the Shares other than the Offered Shares) elect to buy all of the Offered Shares at the price and on the terms and conditions set forth in the Notice by delivery of a written notice to the Offeror (the "Company Election Notice") with a copy to each Offeree, which notice shall constitute the binding agreement of the Company to purchase all of such shares at the price and on the terms and conditions set forth in the Notice. Within 45 days of delivery of the Company Election Notice, the Company shall deliver a certified check payable to such Offeror, or to such other person as such Offeror may request, in the amount of the purchase price (as calculated below) of such Offered Shares to be purchased by the Company. Upon receipt of payment for the Offered Shares, such Offeror shall deliver instruments of transfer properly endorsed in blank, together with the corresponding certificate(s) representing all such Offered Shares to the Company.

          (b) Each Offeree may elect to buy all or any portion of the Offered Shares at the price and upon the terms and conditions set forth in the Notice in the event that the Company shall elect not to deliver a Company Election Notice or shall fail to deliver the purchase price of the Offered Shares in accordance with the terms hereof. Each Offeree shall make such election by delivery of a written notice (the "Offeree Election Notice") to the Offeror within 45 days of the date of receipt of the Notice by the Company, which Offeree Election Notice, in the event that the Company shall elect not to deliver a Company Election Notice or shall fail to deliver the purchase price of the Offered Shares, shall constitute the binding agreement of each Offeree to purchase the number of Offered Shares set forth in the Offeree Election Notice (the "Offeree Election Number") at the price and upon the terms and conditions set forth in the Notice. If more than one Offeree shall send an Offeree Election Notice and the aggregate Offeree Election Numbers equal or exceed the number of Offered Shares, then each Offeree shall be entitled to purchase (i) its pro rata share (the "Pro Rata Share"), based upon the relative interests in the Shares of the Company, on a fully diluted basis, held by all Offerees, of the Offered Shares, to the extent the Offerees have elected to do so and (ii) its pro rata share based on the unfulfilled Offeree Election Numbers of the remaining Offered Shares and the Offeree Election Notice shall be deemed to be an election to purchase such Shares. If the Company shall elect not to deliver a Company Election Notice or shall fail to deliver the purchase price of the Offered Shares in accordance with the terms hereof, the Offeror shall deliver written notice thereof (the "Purchase Notice") to each Offeree who has submitted an Offeree Election Notice. The Purchase Notice shall state the number of Offered Shares to be acquired by each such Offeree and the closing date for such transaction, which date shall not be less than 30 days from the date of delivery of the Purchase Notice to all such Offerees. At such closing, each such Offeree shall deliver to such Offeror, or to such other person as such Offeror may request, by wire transfer of immediately available funds, the amount of the purchase price (as calculated below) of the Offered Shares to be purchased by such Offeree, to be held in escrow against delivery of the instruments of transfer properly endorsed in blank, and the corresponding certificate(s) representing all such Offered Shares. If any Offeree shall fail to deliver such purchase price, then the other Offerees may purchase, pro rata, the Offered Shares to have been purchased by such Offeree by wire transfer of immediately available funds of the purchase price for such additional Offered Shares, to be held in escrow against delivery of the instruments of transfer properly endorsed in blank, and the corresponding certificate(s) representing all such Offered Shares. Upon receipt of payment for all of the Offered Shares, such Offeror shall deliver instruments of transfer properly endorsed in blank and the corresponding certificates representing all such Offered Shares to the respective Offerees.

          (c) If a Company Election Notice or Offeree Election Notice is not received by such Offeror from the Company or any Offeree within the respective periods specified in paragraphs (a) and (b) above, or if the Company or the Offerees elect to purchase less than all of the Offered Shares or fail to deliver the purchase price of the Offered Shares in accordance with the terms hereof, the Offeror shall have the right to transfer, sell or otherwise dispose of the Shares specified in the Notice to the proposed purchaser or transferee in accordance with the terms of this Agreement, but only at a price and upon terms and conditions no less favorable to the Offeror than those stated in the Notice and only if such sale occurs on a date within 120 days from the date of the Notice.

          (d) For purposes of calculating the purchase price of any such transfer, sale or disposition, if any portion of the consideration consists of other than cash and/or readily marketable securities, the fair market value of any non-cash consideration shall be determined, at the expense of the Offeror, by a nationally recognized independent valuation consultant or appraiser (with experience evaluating such type of property) selected by the Offeror and reasonably satisfactory to the Company or each Offeree, as the case may be. All payments by the Company or Offerees pursuant to this Section 7.2 shall be in cash.

          (e) The closing of the transactions contemplated by this Section 7.2 shall occur at the principal place of business of the Company unless otherwise agreed to in writing by the Company and the parties to such transaction.

          (f) The provisions of this Section 7.2, as well as clause (y) of
Section 7.1(b), shall apply to any transfer of any capital stock or other equity securities of any Shareholder or other entity where substantially all of such Shareholder's or other entity's assets are directly or indirectly comprised of Shares (a "Special Purpose Shareholder").

          Section 7.3  Tag-Along Rights.
                       ----------------

          (a) If any holder of Shares (the "Selling Shareholder"), at any time or from time to time, enters into an agreement (whether oral or written) to transfer any Shares in accordance with clause (iii) of Section 7.1(b) (a "Tag-Along Sale"), then each Shareholder other than the Selling Shareholder (the "Other Holders") shall have the right, but not the obligation, to participate in such Tag-Along Sale by selling the number of Shares respectively owned by such Other Holder as calculated in the following manner. Such Shares owned by the Other Holders are hereinafter referred to collectively as the "Shareholders' Shares." The number of Shares that the Other Holders shall be entitled to include in such Tag-Along Sale (the "Shareholders' Allotment") shall equal the product (rounded down to the nearest whole share) of (i) the total number of Shares proposed to be Transferred pursuant to the Tag-Along Sale or such greater number of shares that the proposed purchaser in the Tag-Along Sale shall agree to purchase or otherwise acquire, times (ii) a fraction, the numerator of which shall equal the aggregate number of Shareholders' Shares on the date of the Sale Notice (as defined below), and the denominator of which shall equal the sum of
(A) the aggregate number of Shares owned by the Selling Shareholder on the date of the Sale Notice plus (B) the aggregate number of Shareholders' Shares on the date of the Sale Notice. For purposes of this Section 7.3, the number and price of Shares shall be calculated on a fully diluted basis. Any such sales by the Other Holders shall be on the same terms and conditions as the proposed Tag-Along Sale by the Selling Shareholder, provided, however, that no Other Holder shall be required to make any representation, covenant or warranty in connection with the Tag-Along Sale, other than as to its ownership and authority to sell, free of liens, claims and encumbrances, the Shares proposed to be sold by it.

          (b) Notwithstanding the foregoing, this Section 7.3 shall not apply to any transfer to a Shareholder or the Company pursuant to Section 7.2 hereof.

          (c) The Selling Shareholder shall promptly provide each of the Other Holders and the Company with written notice (the "Sale Notice") not less than 30 days prior to the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). In order to facilitate the prompt delivery of the Sale Notice, the Company hereby covenants to provide the Selling Shareholder participating in a Tag-Along Sale access to the Register of the Company. Each Sale Notice shall set forth (i) the name and address of each proposed transferee or purchaser of Shares in the Tag-Along Sale, (ii) the name and address of the Selling Shareholder and the number of Shares proposed to be transferred by such Selling Shareholder, (iii) the proposed amount and form of consideration to be paid for such Shares and the terms and conditions of payment offered by each proposed transferee or purchaser, (iv) the number of Shareholders' Shares held of record as of the close of business on the date of the Sale Notice (the "Notice Date") by the Other Holders to whom the notice is sent, (v) the aggregate number of Shares held of record as of the Notice Date by the Selling Shareholder, (vi) the number of Shares that the Other Holder is entitled to include in the Tag-Along Sale (as computed in accordance with the equation set forth above) assuming each Other Holder elected to sell the maximum number of Shareholders' Shares possible, (vii) the number of Shareholders' Shares in the Shareholders'

Allotment, (viii) confirmation that the proposed purchaser or transferee is not a Carrier and has been informed of the "Tag-Along Rights" provided for herein and has agreed to purchase Shares in accordance with the terms hereof, and (ix) the Tag-Along Sale Date.

          (d) Each Other Holder who wishes to participate in the Tag-Along Sale shall provide written notice (or oral notice confirmed in writing) (the "Tag-Along Notice") to the Selling Shareholder and the Company not less than ten days prior to the Tag-Along Sale Date. The Tag-Along Notice shall set forth the number of Shares that such Other Holder elects to include in the Tag-Along Sale, which shall not exceed the product of (x) the Shareholders' Allotment times (y) a fraction, the numerator of which is equal to the aggregate number of Shareholders' Shares owned of record as of the Notice Date by such Other Holder and the denominator of which is the aggregate number of Shareholders' Shares owned of record by all of the Other Holders as of the Notice Date. The Tag-Along Notice shall also specify the aggregate number of additional Shares owned of record as of the Notice Date by such Other Holder, if any, which such Other Holder desires also to include in the Tag-Along Sale ("Additional Shares") in the event there is an undersubscription for the entire Shareholders' Allotment. In the event there is an undersubscription by the Other Holders for the entire Shareholders' Allotment, the Selling Shareholder participating in the Tag-Along Sale shall apportion the unsubscribed Shareholders' Shares to Other Holders whose Tag-Along Notices specified an amount of Additional Shares, which apportionment shall be on a pro rata basis among such Other Holders in accordance with the number of Additional Shares specified by all such Other Holders in their Tag-Along Notices.

          (e) The Company shall determine the aggregate number of Shares to be sold by each participating Other Holder or in any given Tag-Along Sale in accordance with the terms hereof, and the Tag-Along Notices given by the Other Holders shall constitute their binding agreements to sell such shares at the price and on the terms and conditions applicable to such sale.

          (f) If a Tag-Along Notice is not received by the Selling Shareholder participating in the Tag-Along Sale from an Other Holder prior to the ten day period specified above, the Selling Shareholder shall have the right to Transfer the number of Shares specified in the Sale Notice to the proposed purchaser or transferee without any participation by such Other Holder (subject to the right of Other Holders to sell Additional Shares in the event of an undersubscription as described above), but only at a price and upon terms and conditions no more favorable to the Selling Shareholder than those stated in such Sale Notice and only if such sale occurs on a date within 90 days of the Tag-Along Sale Date.

          (g) The provisions of this Section 7.3 shall apply to any transfer of any capital stock or other equity securities of any Shareholder or other entity where substantially all of such Shareholder's or other entity's assets are directly or indirectly comprised of Shares.

          Section 7.4  Drag-Along Rights.
                       -----------------

          (a) Notwithstanding any other provision hereof, if Shareholders holding 75% or more of the issued and outstanding Shares (the "Initiating Shareholders") agree to sell (a "Drag-Along Sale") 100% of the aggregate number of Shares then held by the Initiating Shareholders to any person who is not an Affiliate of the Initiating Shareholders (a "Third Party"), then upon the demand of the Initiating Shareholders, the other Shareholders hereby agree to sell to such Third Party 100% of the

Shares then held by them, at a price per share and on terms and conditions no less favorable to such other Shareholders than those on which the Initiating Shareholders have agreed to sell their Shares to such Third Party, provided, however, that (i) no Shareholder shall be obligated to participate in any Drag-Along Sale unless each Shareholder is provided an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to such Shareholder, to the effect that the Drag-Along Sale is not in violation of applicable Federal or state securities or other laws, (ii) no Shareholder shall be required to make any representation, covenant or warranty in connection with the Drag-Along Sale, other than as to its ownership and authority to sell, free of liens, claims and encumbrances, the Shares proposed to be sold by it and (iii) no Shareholder shall be required to accept any consideration for its Shares other than cash and marketable securities.

          (b) Prior to making any Drag-Along Sale, the Initiating Shareholders shall promptly provide each Shareholder with written notice (the "Drag-Along Notice") not more than 60 nor less than 30 days prior to the proposed date of the Drag-Along Sale (the "Drag-Along Sale Date"). The Drag-Along Notice shall set forth: (i) the name and address of the Third Party, (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party, (iii) the number of shares of Shares held of record as of the close of business on the date of the Drag-Along Sale Notice (the "Drag-Along Notice Date") by the Initiating Shareholders, (iv) confirmation that the Initiating Shareholders are selling 100% of the aggregate number of shares of Shares then held by them to a Third Party, and (v) the Drag-Along Sale Date.

          (c) On the Drag-Along Sale Date, each Shareholder shall deliver an instrument of transfer and the corresponding certificate or certificates for all of its Shares, duly endorsed for transfer with signatures guaranteed, to such Third Party in the manner and at the address indicated in the Drag-Along Sale Notice and the Initiating Shareholders shall (i) cause each Shareholder's pro rata share of the purchase price to be paid to such Shareholder and (ii) deliver to each Shareholder the opinion of counsel contemplated by Section 7.4(a) hereof.

          (d) The provisions of this Section 7.4 shall apply regardless of the form of consideration received in the Drag-Along Sale; provided, however, that if the Initiating Shareholders have agreed to sell any Shares for non-cash consideration, the proposed purchaser's offer shall include (or, at its option, the Initiating Shareholders may otherwise provide) an option for the Shareholder to participate in such Drag-Along Sale and to select as consideration for its sale either its pro rata share of such non-cash consideration or cash in the amount of the fair market value of such non-cash consideration, which fair market value shall be determined by an internationally recognized independent valuation consultant or appraiser (with experience evaluating such type of property) to be selected by the Initiating Shareholders and reasonably satisfactory to the Shareholders holding a majority of the outstanding shares of Shares then held by Shareholders requesting the appraisal.

          (e) Any Shareholder who participates in the Drag-Along Sale and receives its proportionate share of the purchase price therefrom who fails to deliver an instrument of transfer properly endorsed in blank and corresponding certificate or certificates for all of its Shares as described in this Section 7.4, hereby appoints the Chief Executive Officer as its duly appointed attorney-in-fact to execute an instrument of transfer and a suitable indemnity in respect of the missing certificate(s) for its Shares. Furthermore, such Shareholder shall for all purposes be deemed no longer to be a shareholder of the Company, shall have no voting rights, shall not be entitled to any dividends or other distributions in respect of the Company's Shares held by it (all such dividends and distributions being deemed waived), shall have no other rights or privileges granted to shareholders under this or any future agreement and, in the event of liquidation of the Company, its rights with respect to any consideration it would have received if it had complied with this Section 7.4, if any, shall be subordinate to the rights of any equity holder.

          (f) In the event that a proposal is made by a Third Party for a merger or consolidation involving all of the Company's Shares or any of the Company's Subsidiaries or to purchase all or substantially all of the Company's assets (a "Third Party Proposal") and the Initiating Shareholders approves in writing such Third Party Proposal, each Shareholder agrees to vote or give written consent, or to cause its Director Designees to vote or give written consent, in favor of such Third Party Proposal approved by the Initiating Shareholders; provided that the other Shareholders shall not be required to take any such action unless the price per share, and other terms and conditions of such proposal, shall be no less favorable to the other Shareholders than those applicable to the Initiating Shareholders; provided, further, that (i) no Shareholder shall be obligated to take any such action unless each Shareholder is provided an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to such Shareholder, to the effect that the Third Party Proposal is not in violation of applicable Federal or state securities or other laws, (ii) no Shareholder shall be required to make any representation, covenant or warranty in connection with the Third Party Proposal, other than as to its ownership and authority to transfer, free of liens, claims and encumbrances, the shares of Shares proposed to be transferred by it and (iii) no Shareholder shall be required to accept any consideration for its Shares other than cash and readily marketable securities.

          Section 7.5  Involuntary Transfers.  In the event any or all of a
                       ---------------------
Shareholder's Interest is transferred involuntarily, directly or indirectly, by operation of law or otherwise, such Shareholder shall give written notice (an "Involuntary Transfer Notice") promptly after receiving knowledge thereof, and in any case within 15 days of such involuntary Transfer, to the other Shareholders, with a copy to the transferee, stating the fact that the involuntary Transfer occurred, the reason therefor, the date of such Transfer, the name and address of the transferee and the Interest acquired by such transferee.

          Section 7.6  Liability of Transferor.  In the event that any
                       -----------------------
Shareholder proposes to make a Transfer permitted under this Article, such Shareholder shall cause the transferee, prior to such Transfer, to execute one or more instruments pursuant to which the transferee adopts and agrees to be bound as a Shareholder to this Agreement and such transferring Shareholder shall be released from the obligations hereunder (including its commitment under Section 2.7) with respect to the interest represented by the transferred Shares assumed by the transferee and, until the transferee executes said instrument(s), such transfer shall not be valid and effective and the transferor shall remain fully liable for the acts, omissions or defaults of the transferee with respect to the interest represented by the proposed transferred Shares and the provisions of this Agreement, as if the transferor were still a party hereto.
No Transfer shall relieve the transferor of responsibility for its own acts, omissions or defaults.

          Section 7.7  Prohibited Transfers.  Notwithstanding anything in this
                       --------------------
Article VII to the contrary, no Shareholder may transfer its Shares (i) in violation of applicable law and, in particular, without the permission of the Bermuda Monetary Authority, as necessary, or (ii) in violation of any of the provisions of the Company's Bye-Laws or Memorandum of Association.

          Section 7.8  Expenses in Connection With Transfers.  Each Shareholder
                       -------------------------------------
shall reimburse the Company for all reasonable expenses incurred by the Company in connection with any Transfer proposed or effectuated by such Shareholder.

          Section 7.9  Exit Rights of SCS.  At any time after the Construction
                       ------------------
Completion Date, if any of the following events occurs:

          (a) the Company fails to make 100% of the dividend distributions available to be made in accordance with the provisions of Section 2.10 because 75% or more of the Directors decided to distribute less than 100% of such available dividend distributions as provided for in such Section 2.10;

          (b)  the Company has disposed of the full capacity of the System;

          (c)  seven (7) years have elapsed from the date of this Agreement; or

          (d) SCS's Share Percentage shall at any time fall below 10% as a result of any action it has not approved or otherwise consented to;

then, SCS shall have, in its sole discretion and upon giving to all other Shareholders written notice (hereinafter "Exit Notice"), the right to sell all of its Shares ("Exit Shares") to the remaining Shareholders (if such remaining Shareholders agree) for their fair market value in cash ("Purchase Price"). Upon receipt of the Exit Notice, each Shareholder other than SCS shall have the right to purchase from SCS a pro rata portion of the Exit Shares in proportion to its respective Share Percentage. The procedural provisions of Section 7.2 shall govern such offer and purchase. Upon the sale of the Exit Shares, SCS will no longer be a party to this Agreement, and the provisions of Section 7.6 shall be applicable. If the remaining Shareholders shall elect to purchase less than all of the Exit Shares, then SCS shall have the right to engage a third party adviser to sell the Exit Shares to persons other than the Shareholders in accordance with the provisions of Section 7.2(c).


        ARTICLE VIII - REPRESENTATIONS, WARRANTIES AND COVENANTS

          Section 8.1  Representations and Warranties.  Each Shareholder
                       ------------------------------
represents and warrants to each of the other Shareholders as of the date hereof as follows:

          (a) Such Shareholder is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties, to carry out its business as it is now being conducted and to perform its obligations hereunder, and under its constituent documents, and to consummate the transactions contemplated hereby and thereby.

          (b) The execution, delivery and performance by such Shareholder of this Agreement and the other documents referenced herein to which it is or is to be a party have been authorized by all necessary action on the part of such Shareholder, and do not and will not: (i) require any authorization, consent or approval that has not been given or obtained of such Shareholder or to the best of its knowledge, any governmental authority, (ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to it, (iii) violate the organizational documents of such Shareholder, (iv) violate any permit, concession, grant, franchise, license or other governmental authorization, approval, judgment, order or decree, or any mortgage, agreement, deed of trust, indenture or any other instrument to which it is a party or by which it is bound or any of its properties or assets are bound or which is otherwise applicable to it or (v) create or impose any liens, mortgages, pledges, claims, security interests, charges or encumbrances or obligations to create a lien, charge, pledge or mortgage.

          (c) This Agreement is the legal and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, and any other document referenced herein to which it is or is to be a party, when duly executed and delivered by the parties thereto, will be the legal and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

          (d) There is no litigation pending or, to such Shareholder's knowledge, threatened to which such Shareholder or any of its Affiliates is a party which, if adversely determined, would have a material adverse effect on the financial condition or prospects or business of such Shareholder or the Company.

          (e) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of such Shareholder in a manner that could give rise to any valid claim against the Company or any other Shareholder for any brokerage or finder's commission, fee or similar compensation.

          (f) It is not the agent of any other Shareholder for any purpose hereof, and no Shareholder is authorized to take any action on behalf of any other Shareholder except as expressly set forth herein.

          Section 8.2  Covenants.
                       ---------

          (a)  Cooperation in Financing; Further Assurances.  Each Shareholder
               --------------------------------------------
hereby undertakes to assist the IPG in securing the Construction Financing and cooperate in good faith with all commercially reasonable requests of the arrangers of the Construction Financing relating to such Shareholder and its participation in the transactions contemplated by this Agreement.

          (b)  Compliance with Laws.  In the performance of their obligations
               --------------------
under this Agreement, the Shareholders and the Company shall, and shall cause their respective directors, officers, employees and agents to, comply strictly with all applicable laws, regulations and orders of all applicable jurisdictions.

          (c)  System Contracts.  Each Shareholder hereby undertakes to cause
               ----------------
the Company to enter into the System Contracts in substantially the forms attached as Exhibits hereto (or in such other form as may be agreed by the Shareholders) at such time as the Shareholders deem it appropriate.

          (d)  No Duty of Loyalty. The Shareholders and their Affiliates shall
               ------------------
have no fiduciary duty or other duty of loyalty to the Company or any other Shareholder and shall be free to engage in business, or invest in businesses, competitive with the Company.


                               ARTICLE IX - IPG

          Section 9.1  Constitution.  The IPG (as defined in the JV Agreement)
                       ------------
will be co-chaired by GCT and Marubeni.  Participation shall be as follows:

          GCT
          ---
          Bill Carter, Co-Chairman
          David Lee
          Wally Dawson

          Marubeni
          --------
          Masao Teramoto, Co-Chairman
          Yoneaki Masaki
          Jason Tavano

          Section 9.2  Function.  Prior to the employment of the Chief Executive
                       --------
Officer and the other Principal Executive Officers of the Company, the IPG shall perform the functions ordinarily performed by such officers, including the negotiation of the System Contracts and the terms of the Construction Financing. The operation of the IPG shall be informal and be determined by the Co-Chairmen with all reasonable efforts being made in light of the time schedule to provide meaningful reporting to the Board of Directors and the Shareholders. Formal meetings, if any, may be held by telephonic conference call.

          Section 9.3  Counsel.  Simpson Thacher & Bartlett shall act as lead
                       -------
counsel to the IPG (except with respect to any Intercompany Agreement between the Company and Global Crossing (or an Affiliate of Global Crossing)) and Davis Polk & Wardwell shall act as co-counsel. The IPG will apportion work to counsel in a manner to avoid unnecessary duplication of work.


                          ARTICLE X - CONFIDENTIALITY

          Section 10.1  Confidentiality.  Each of the Shareholders agrees that
                        ---------------
materials disclosed to another Shareholder hereunder to evaluate various aspects of the transaction as well as documents prepared by the Shareholders pursuant to this Agreement may contain proprietary confidential information and trade secrets ("Confidential Information") and the disclosure or unauthorized use of such Confidential Information could cause irreparable injury. Each Shareholder agrees that all such Confidential Information provided by another Shareholder will be used and disclosed only to officers, directors, employees and advisors of a Shareholder who need to know such Confidential Information for the purpose and to the limited extent necessary to evaluate the business relationship herein described and to take the steps contemplated by this Agreement, and such Confidential Information shall not otherwise be disclosed to any other person. All extracts, digests, and copies of such Confidential Information shall be maintained under strict control by its recipient. The term

"Confidential Information" shall not include such portions of the Confidential Information which (i) is generally available to the public or has become, after the time of discovery, part of the public domain by publication or otherwise through no fault of the receiving party, (ii) was, prior to the time of disclosure, already known to the receiving party and was not acquired, directly or indirectly, from the disclosing party or its representatives, (iii) is, after the time of disclosure, independently developed by the receiving party and not as a result of disclosure of the Confidential Information by the disclosing party to the receiving party, (iv) is, after the time of disclosure, acquired in good faith without any restriction of confidentiality from a third party who is under no secrecy obligation to the disclosing party with respect thereto which is known to the receiving party or (v) is no longer treated as confidential by the disclosing party. The provisions of this Article X shall be also binding upon each shareholder of any Special Purpose Shareholder.


                       ARTICLE XI - DEFAULTS AND REMEDIES

          Section 11.1  Defaults.  If any Shareholder:
                        --------

          (a) commits a material breach of its obligations under this Agreement, including its obligations under Section 2.7 which is not cured within 10 Business Days after notice; or

          (b)  shall (i) fail generally to pay its debts as they become due,
     (ii) admit in writing its inability to pay its debts generally as they become due, (iii) commence a voluntary bankruptcy or insolvency case or proceeding, (iv) consent to, or acquiesce in, the institution of a bankruptcy or an insolvency proceeding against it or the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (v) apply for, consent to or acquiesce in the appointment of or taking possession by a custodian or its business or of any part of its property, (vi) make a general assignment for the benefit of its creditors or (vii) take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing; or

          (c) shall be subject to a judgment, decree or order of court of competent jurisdiction which (i) is for relief against it in an involuntary bankruptcy or insolvency case, (ii) appoints a custodian of its business or for any part of its property or (iii) orders the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or any bankruptcy or insolvency petition or application shall be filed, or any bankruptcy case or insolvency proceeding shall be commenced against it and such petition, application, case or proceeding is not dismissed within 60 days;

then in the case of any event described in the foregoing subclauses (a), (b), or
(c) (each an "Event of Default") such Shareholder shall for the purposes hereof be deemed a "Defaulting Shareholder." Shareholders which are not Defaulting Shareholders shall for the purposes hereof be deemed "Non-Defaulting Shareholders", and any Non-Defaulting Shareholder may (and the Company shall) serve notice (a "Default Notice") on a Defaulting Shareholder of the occurrence of an Event of Default.

          Each Shareholder agrees that with respect to the payment of its Budgeted Capital Contributions, time is of the essence, that any Event of Default by any Shareholder would cause injury to the Company and to the other Shareholders and that the amount of damages caused by any such injury would be extremely difficult to calculate. Accordingly, the Shareholders agree that upon any Event of Default by a Shareholder at any time, all of the succeeding provisions of this Article XI shall apply.

          Section 11.2  Actions Upon Default.  (a)  In the case of a default
                        --------------------
described by Section 11.1(a) that is not a default caused by the failure to fund a Budgeted Capital Contribution required pursuant to Section 2.7, the Defaulting Shareholder shall have 90 days after the receipt of a Default Notice within which to remedy the breach. During such 90 day period, the Shareholders shall use their commercially reasonable efforts to resolve the matter to their mutual satisfaction.

          (b) In the case of a default described by Section 11.1(a) that is a default caused by the failure to fund a Budgeted Capital Contribution required pursuant to Section 2.7, the Defaulting Shareholder shall have 10 Business Days after the designated Capital Call Date for such Budgeted Capital Contribution to fund such Budgeted Capital Contribution. If, after such 10 day period, the Defaulting Shareholder has not funded its required Budgeted Capital Contribution, (i) the Chief Executive Officer shall promptly notify each Non-Defaulting Shareholder of such failure and (ii) any Non-Defaulting Shareholder shall have the right (but not the obligation), upon 5 days prior written notice to the Defaulting Shareholder, to fund the unfunded portion of such Budgeted Capital Contribution within 60 Business Days after the designated Capital Call Date for such Budgeted Capital Contribution. If a Non-Defaulting Shareholder funds the unfunded portion of such Budgeted Capital Contribution, the Defaulting Shareholder, in its capacity as a Shareholder, shall transfer Shares for no consideration to such Non-Defaulting Shareholder, in its capacity as a Shareholder, such that after giving effect to such transfer the Share Percentages of the Shareholders, in their capacities as Shareholders, shall equal their respective Interests. Amounts contributed by a Non-Defaulting Shareholder pursuant to this Section 11.2(b) shall not be, and shall not be deemed to be, in respect of or in satisfaction of its Capital Commitment hereunder. If, within 60 Business Days after the designated Capital Call Date for such Budgeted Capital Contribution, a Defaulting Shareholder shall not have made such Budgeted Capital Contribution (together with interest thereon) and no Non-Defaulting Shareholder(s) shall have funded such Budgeted Capital Contribution, then such Defaulting Shareholder's Interest shall be reduced by half and each Non-Defaulting Shareholder's Interest shall be increased by a ratable portion of such reduction. The Company shall cancel Shares and issue new Shares to reflect the foregoing changes in Shareholders' Interests.

          (c) In the case of a default described by Section 11.1(b) or Section 11.1(c), in the case of a default described by Section 11.1(a) that is not a default caused by the failure to fund a Budgeted Capital Contribution required pursuant to Section 2.7 if at the end of the applicable 90-day period the Defaulting Shareholder has not remedied the default or the matter has not otherwise been settled to the satisfaction of the Non-Defaulting Shareholders, or in the case of a default described by Section 11.1(a) that is a default caused by the failure to fund a Budgeted Capital Contribution required pursuant to Section 2.7 if at the end of the applicable 10-day period the Defaulting Shareholder has not funded the required Budgeted Capital Contribution, the Non-Defaulting Shareholders shall have the right, at their option, to (i) obtain money damages from the Defaulting Shareholder and/or (ii) terminate this Agreement upon written notice (a "Termination Notice") to the Defaulting Shareholder, in which event the provisions of Section XIII shall apply, and/or
(iii) exercise their purchase option pursuant to Section 11.3 below.

          Section 11.3  Option of Non-Defaulting Shareholders to Purchase
                        -------------------------------------------------
Shares. (a) In addition to the remedies set out in Section 11.2, the Non-Defaulting Shareholders may, within 90 days of their being so entitled, purchase on a pro rata basis, the Interest owned by the Defaulting Shareholder for a price in cash equal to the lesser of (i) the fair market value of such Interest (as reduced pursuant to Section 11.2) at the end of the most recently ended Fiscal Quarter and (ii) the amount of such Interest (as reduced pursuant to Section 11.2) less the amount owed to the Company in respect of the Defaulting Shareholder's unpaid Budgeted Capital Contribution.

          (b) If the Non-Defaulting Shareholders elect to purchase the Interest owned by the Defaulting Shareholder pursuant to this Section 11.3 for a price less than that set forth in 11.3(a)(ii), the Shareholders will attempt in good faith to determine the fair market value (on a going concern basis) of the Company and the Shares. If the Shareholders cannot agree on a valuation within 60 days after any Shareholder exercises its rights under this Section 11.3, then the Company will retain an internationally known investment banking firm to make an independent valuation of the fair market value (on a going concern basis) of the Company and the Shares. The fees and expenses of such investment banking firm will be borne by the Defaulting Shareholder. The Defaulting Shareholder shall have the right to retain an internationally known investment banking firm to make an independent valuation of the fair market value (on a going concern basis) of the Company and the Shares. The fees and expenses of such investment banking firm shall be borne by the Defaulting Shareholder.

          (c)  Each valuation of the Company and Shares pursuant to this Section
11.3 shall take into account all of the relevant facts and circumstances related to the Company at that time (including the price a willing buyer would pay and a willing seller would accept in an arms-length transaction (including a strategic premium), the number of Shareholders exiting the Company and the ability of the Company to continue to maintain the System) and shall be completed within one month after the relevant investment banking firm is retained.

          (d) If two investment banking firms are retained pursuant to paragraph (b) above and the fair market values of the Company and the Shares as determined by such investment banking firms differ by an amount which is less than or equal to 20%, the fair market value of the Company and the Shares shall be the average of such valuations. If the fair market values of the Company and the Shares as determined by such investment banking firms differ by an amount which is greater than 20%, such investment banking firms shall select a third internationally recognized investment banking firm to determine the fair market value (on a going concern basis) of the Company and the Shares, the fees and expenses of which will be borne by the Shareholders in accordance with their respective Interests. If the fair market value of the Company and the Shares as determined by such third investment banking firm is between the fair market values determined by the other two investment banking firms, the fair market value of the Company and the Shares shall be the value determined by such third investment banking firm. If the fair market value of the Company and the Shares as determined by such third investment banking firm is greater than or equal to the higher of the fair market values of the Company and the Shares as determined by the other two investment banking firms or is less than or equal to the lower of the fair market values of the Company and the Shares as determined by such other investment banking firms, the fair market value of the Company and the Shares shall be the average of the valuations of all three investment banking firms.

          Section 11.4  Other Remedies.  The rights of the Shareholders pursuant
                        --------------
to this Article XI shall not be exclusive, but shall be in addition to any other rights or remedies available to any of the Shareholders at law or in equity.


                             ARTICLE XII - DEADLOCK

          Section 12.1  Deadlock.  If at any time there is a dispute or
                        --------
disagreement which results in a Deadlock (as defined below), any Director or Shareholder may notify each other Director or Shareholder (as the case may be) that a Deadlock has occurred (a "Deadlock Notice"). Each Shareholder agrees that upon delivery or receipt of a Deadlock Notice, it will use all reasonable efforts to resolve such Deadlock within 60 days of the date of the Deadlock Notice. If such Deadlock is not resolved within such 60 day period, then any Shareholder may, by notice to the other Shareholders (the "Triggering Notice"), initiate a Company Sale procedure pursuant to Section 13.2 below.

          "Deadlock" means the occurrence of either of the following: (i) a Roll-Over Budget having been in effect for three consecutive Operating Years pursuant to Section 3.7 and (ii) at any time after three years from the date hereof, any matter requiring the approval of 75% of the Directors or Shareholders shall not have been approved by 75% of the Directors or Shareholders but shall have been approved by at least 50% of the Directors or Shareholders.


                   ARTICLE XIII - TERMINATION AND DISSOLUTION

          Section 13.1  Termination.  This Agreement shall terminate and the
                        -----------
Company shall be liquidated upon the occurrence of any of the following events (each a "Termination Event"):

               (a) the Non-Defaulting Shareholders shall deliver a Termination Notice pursuant to Section 11.2;

               (b) by final, nonappealable court or other governmental order; or

               (c)  by unanimous vote of the Shareholders.

          Section 13.2  Winding-up.  (a)  Promptly after the occurrence of a
                        ----------
Termination Event or the delivery of a Triggering Notice, the Shareholders shall seek to sell all of the issued and outstanding Shares to a buyer or buyers (which may include a Shareholder or an Affiliate of a Shareholder) in accordance with the provisions of this Section 13.2 (a "Company Sale"); provided that all Shares shall be sold to such buyer or buyers at an identical price and on identical terms.

          (b) Following the occurrence of a Termination Event or the delivery of a Triggering Notice, the Company and all Shareholders shall cooperate in good faith in connection with such Company Sale and use their reasonable efforts to assist in maximizing the consideration per share of the Shares received by the Shareholders in such Company Sale. Promptly (and in any event within 60 days), the Company will retain an internationally recognized investment banking firm to assist in such Company Sale (the "Auction Bank"). The Auction Bank will then conduct an auction in a commercially reasonable fashion among potential purchasers identified by the Auction Bank, the Company and the Shareholders, and will be instructed to obtain definitive bids for the Company as soon as practical (and in any event within 180 days after it is retained by the Company), which bids will be required to be for all of the outstanding Shares and for consideration consisting entirely of cash. Following the conclusion of the auction, the Company and the Shareholders will use their reasonable best efforts to negotiate a Company Sale at the highest cash price per Share that was offered (and to the party that made such offer) unless the Board of Directors, by the affirmative vote of at least 75% of the Directors determines that another offer (an "Alternative Offer") is in the best interests of the Shareholders, in which case the Company and the Shareholders will use their reasonable best efforts to negotiate a Company Sale to the party making the Alternative Offer at the price specified in such Alternative Offer. Each Shareholder shall sell to such purchaser all Shares then held by such Shareholder on the terms and conditions contained in the definitive agreements negotiated with such purchaser, and such sale shall be effected within 90 days following identification of such purchaser by the Auction Bank, provided that the consummation of such purchase and sale with respect to all Shareholders shall be delayed to the extent necessary to comply with any regulatory filings or other regulatory requirements applicable to the sale by any Shareholder.

          (c) No sale of Shares may be triggered under this Section 13.2 unless the purchaser has agreed to purchase all of the then issued and outstanding Shares and no Shareholder shall be required to sell less than all of such Shareholder's Shares.


                          ARTICLE XIV - MISCELLANEOUS

          Section 14.1  After-Acquired Shares.  All of the provisions of this
                        ---------------------
Agreement shall apply to (i) all Shares now owned or which may be Transferred hereafter to, or owned by, any Shareholder, and (ii) all securities and instruments (A) received by a Shareholder as a dividend on or other payment made to holders of Shares, or (B) issued in connection with a split of Shares or as a result of any exchange for or reclassification of Shares or a reorganization, recapitalization, consolidation or merger.

          Section 14.2  Rights of Transferees; Requirement to Become a Party.
                        ----------------------------------------------------
If a Shareholder transfers any or all of its Shares to any Permitted Transferee or other Person in compliance with this Agreement, such transferee shall have the same rights hereunder as are given to, and shall be subject to the same obligations as are imposed upon the Shareholder by the terms hereof with respect to the Shares that are the subject of the Transfer. No Transfer shall be in compliance with this Agreement or effective unless the transferee, prior to such Transfer, agrees in writing to be bound by the terms of this Agreement and to become a "Shareholder."

          Section 14.3  Owner of Shares.  The person in whose name Shares are
                        ---------------
registered in the Register may be treated as the owner thereof for all purposes, including without limitation, for the giving of notices under this Agreement.

          Section 14.4  Effect of Ceasing to Own An Interest.  If any
                        ------------------------------------
Shareholder ceases to own any Interest in the Company, such Shareholder shall forthwith cease to be a party to this Agreement or a Shareholder (without prejudice to any rights or obligations then existing or accruing and on the
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                                                                              39

basis that such Shareholder's obligations under Article X shall continue to apply) and this Agreement shall be construed accordingly.

          Section 14.5  Conflict of Terms.  In the event that the terms of this
                        -----------------
Agreement and the terms of any of the Company's Bye-Laws or Memorandum of Association differ, the Shareholders shall take, and shall cause the Company and its Board of Directors to take, such steps as are necessary to amend the applicable Company's Bye-Laws or Memorandum of Association to reflect the terms of this Agreement, so far as permitted by law. Until such time as the Bye-Laws have been amended to reflect the terms of this Agreement, the terms of this Agreement shall prevail as between the Shareholders, so far as permitted by law. If any such amendment is not permitted by law, the applicable Company's Bye-Laws or Memorandum of Association shall prevail.

          Section 14.6  Legend.  So long as the provisions of this Agreement
                        ------
remain in effect, all certificates evidencing Shares shall be endorsed with the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
          ANY STATE SECURITIES LAWS, AND THE SALE OR OTHER TRANSFER THEREOF, OR ANY INTEREST THEREIN, MAY BE MADE ONLY IN A TRANSACTION NOT SUBJECT TO, OR PURSUANT TO AN EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF SUCH ACT. THE SALE, TRANSFER, PLEDGE OR OTHER ENCUMBRANCE OF DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AND RESTRICTED BY AN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF
          JULY 2, 1998, AS IT MAY BE AMENDED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF (THE "AGREEMENT"), WHICH CONTAINS RESTRICTIONS ON TRANSFER, RIGHTS OF FIRST REFUSAL, TAG-ALONG AND DRAG-ALONG PROVISIONS. COPIES OF THE AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.

          Section 14.7  Notices.  All notices and other communications provided
                        -------
for or permitted hereunder shall be made in writing by hand-delivery, air courier or facsimile transmission to the persons and addresses set forth on
Schedule 3 hereto. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being timely dispatched delivery prepaid, if by air courier; and when receipt acknowledged, if sent by facsimile transmission. Any of the above addresses may be changed by notice made in accordance with this subsection.

          Section 14.8  Applicable Law; Forum Selection.  This Agreement is
                        -------------------------------
governed by and shall be construed in accordance with the laws of New York (except to the extent the laws of Bermuda are mandatorily applicable) without giving effect to the principles of conflict of laws thereof.
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                                                                              40

          Section 14.9  Arbitration.  The Shareholders agree that any dispute
                        -----------
arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration. The Shareholders shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a Shareholder. If the Shareholders cannot agree on an amicable settlement within 60 days from written submission of the matter by one Shareholder to another, the matter shall be submitted to arbitration. The Shareholder invoking arbitration shall select one arbitrator, the other Shareholder shall appoint one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed as to the validity of any claim shall be conclusive and binding upon the parties to this Agreement. Any such arbitration shall be held in New York, New York under the international rules as then in effect of the American Arbitration Association; provided that the arbitrators shall not have the powers of amiable compfiteur or ex aequo et bono. The parties hereto intend that this Agreement and any interpretation, construction or enforcement hereof by the arbitrators will be governed by the specific terms of this Agreement. The official language of any such arbitration will be English. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by the Shareholder invoking arbitration, on the one hand, and the other Shareholders, on the other hand.

          Section 14.10  Amendment.  No amendment, modification, waiver, change
                         ---------
or addition hereto shall be effective or binding on any party hereto unless the same is in writing and signed by each of the parties hereto.

          Section 14.11  Assignment. (a) The provisions of this Agreement shall
                         ----------
be binding upon and shall inure to the benefit of the Shareholders and their respective heirs, successors and permitted assigns. No transfer or assignment of this Agreement shall be permitted unless the conditions set forth in Article VII are satisfied.

          Section 14.12  Expenses.  Except as set forth in the Construction
                         --------
Budget, each of the Shareholders shall be responsible for and pay all expenses, costs and fees incurred or assumed by such Shareholder in connection with the preparation, negotiation and execution of this Agreement, compliance herewith and the consummation or the transactions contemplated hereby.

          Section 14.13  Specific Enforcement.  Each of the parties hereto
                         --------------------
acknowledges and agrees that (a) monetary damages would be an inadequate remedy for a breach of any of the provisions of this Agreement, (b) in addition to being entitled to exercise all of their rights granted by law, including recovery of damages, the other parties shall therefore be entitled to specific performance of its rights under this Agreement and (c) in the event of any action for specific performance it shall waive the defense that a remedy at law would be adequate.

          Section 14.14  Headings.  The headings of this Agreement are for
                         --------
reference only and shall not be deemed to form part of the text.

          Section 14.15  Entire Agreement.  This Agreement and the other
                         ----------------
documents or instruments referred to herein when delivered, or required to be delivered in connection herewith, constitute the entire agreement among the Shareholders and supersede all prior agreements and
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                                                                              41

undertakings, oral or written, among them or between any of them with respect to the subject matter hereof. On the Effective Date, the JV Agreement and the MOU shall terminate.

          Section 14.16  Waivers.  Any waiver, express or implied, by any
                         -------
Shareholder of any right hereunder or of any failure to perform or breach hereof by any other Shareholder shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by any Shareholder, whether of a similar or dissimilar nature, unless the same is in writing and signed by each Shareholder.

          Section 14.17  Severability.  The invalidity or unenforceability of
                         ------------
any provision of this Agreement shall not affect the validity or enforceability of its other provisions. Following the determination that any provision of this Agreement is unenforceable, the Shareholders shall negotiate in good faith a new provision that, as far as legally possible, most nearly reflects the intent of the Shareholders and that restores this Agreement as nearly as possible to its original intent and effect.

          Section 14.18  No Third Party Beneficiaries.  This Agreement is solely
                         ----------------------------
for the benefit of the Shareholders and the Company, and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest herein.

          Section 14.19  Public Statements.  The parties shall consult with each
                         -----------------
other prior to issuing any public announcement or statement with respect to this Agreement or the transaction contemplated hereby.

          Section 14.20  $.  All references to "$" mean United States dollars.
                         -

          Section 14.21  Execution in Counterparts.  This Agreement may be
                         -------------------------
executed in one or more counterparts and by one or more parties to any counterpart, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
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                                                                              42


          IN WITNESS WHEREOF, the Shareholders have entered into this Agreement as of the day and year first above written.

                              GCT PACIFIC HOLDINGS, LTD.


                              By:_______________________________________
                                Name:
                                Title:


                              SCS (BERMUDA) LTD.


                              By:_______________________________________
                                Name:
                                Title:


                              MARUBENI PACIFIC CABLE LIMITED


                              By:_______________________________________
                                Name:
                                Title:


                              PACIFIC CROSSING LTD.


                              By:_______________________________________
                                Name:
                                Title: